UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.  )

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Letter from our Chair	March 31, 2022

To my fellow stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Maxar Technologies, Inc., to be held on May 11, 2022, at 2:00 p.m. Mountain Time. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to act upon at the Annual Meeting and details on how to attend the virtual meeting.

I began my tenure as Chairman of the Board three years ago. We’ve accomplished a lot in those three years. I’m very proud of the work that our teams have done. Days after my appointment, Dan stepped into the role of CEO. Management and the wider Maxar team have continued to drive value for shareholders. Stock performance has improved significantly over the period. As Dan mentioned in his letter to shareholders, 2021 and 2022 represent a growth inflection period for Maxar. We’re looking forward to the successful completion of the game-changing work slated for this year.

Thank you for your investment and continued confidence in Maxar as we continue to grow the Company and its business to create value for you, our stockholders.

I encourage you to review this proxy statement and promptly cast your vote in accordance with the board’s recommendations.

General Howell M. Estes III

Chair of the Board of Directors

Maxar Technologies Inc.

1300 West 120th Avenue

Westminster, Colorado 80234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2022

Agenda	Location:

• Elect eleven director nominees named in the accompanying Proxy Statement, each for a one-year term expiring at our 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

• Approve, on a non-binding advisory basis, the executive compensation of our named executive officers;

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

• Transact such other business as may properly come before the 2022 Annual Meeting of Stockholders or any postponement or adjournment thereof.

Via live audio webcast at https://virtualshareholdermeeting.com/MAXR2022
Date and Time:
Wednesday, May 11, 2022, 2:00 p.m. Mountain Time
Record Date:
You can vote if you were a stockholder as of the close of business on March 15, 2022

We are providing this Proxy Statement to you in connection with the solicitation of proxies to be used at the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Maxar Technologies Inc. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and information about voting procedures.

This year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted online via live audio webcast. You will not be able to attend the Annual Meeting in person. You will be able to attend the Annual Meeting by visiting https://virtualshareholdermeeting.com/MAXR2022.

You will need the control/identification number included on your Notice of Internet Availability of Proxy Materials, Proxy Card or voting instruction form, as applicable, to access and participate in the Annual Meeting. Stockholders are encouraged to access the virtual-only Annual Meeting prior to its start time. Online access to the Annual Meeting will begin at 1:45 p.m. Mountain Time.

On or about March 31, 2022, we will send our stockholders entitled to notice of, and to vote at, the Annual Meeting either a (1) Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2021 Annual Report and how to vote shares at the Annual Meeting, or (2) a printed copy of the proxy materials by mail for those stockholders who requested hard copy delivery (or by email for those stockholders who requested electronic delivery).

Your vote is very important. Whether or not you expect to attend the Annual Meeting, please submit your proxy or voting instructions as promptly as possible by following the instructions in the proxy materials you received in order to ensure your shares are represented at the Annual Meeting. Even if you have voted by proxy, you may still vote if you attend the Annual Meeting.

By Authorization of the Board of Directors,

James C. Lee Senior Vice President, General Counsel and Corporate Secretary

Maxar Technologies Inc. 1300 West 120th Avenue Westminster, Colorado 80234

March 31, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 11, 2022: The 2022 Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. Copies of these proxy materials are also available on our website at http://investor.maxar.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

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Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

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PROXY SUMMARY

2021 Business Highlights

Key financial results: We generated $1,770 million in revenue, $46 million in net income and $424 million in Adjusted EBITDA* in 2021 while making solid progress in positioning Maxar to win in Earth Intelligence and establish a firm foundation for growth at Space Infrastructure, all while improving our capital structure and financial flexibility.

Maintain financial flexibility: We continued to improve our capital structure and financial flexibility. Earlier in 2021, we issued 10 million shares of our common stock and used the proceeds to redeem $350 million of expensive debt that was due in 2023. We believe this transaction, combined with the positive free cash flow generation, strengthens our financial position and sets us up for continued growth. We continue to see significant cash generation in the years ahead, which we believe should drive debt and leverage levels lower.

Wins in Earth Intelligence: We remain focused on winning in Earth Intelligence, which means driving bookings growth-including for capacity on WorldView Legion-plus growing 3D capabilities and extending our two-decade-long partnership with the U.S. government through the NRO’s Electro-Optical Commercial Layer program, for which we have submitted our bid. In 2021, we signed agreements with many of the world’s largest and most sophisticated users of geospatial intelligence, including renewals with five direct access customers, executing the second phase of the U.S. Army’s One World Terrain program and signing one-year contract options for the National Geospatial-Intelligence Agency’s Global Enhanced GEOINT Delivery (“Global-EGD”) and the National Reconnaissance Office’s EnhancedView Follow-On programs. Three long-term customers also signed pre-launch WorldView Legion capacity commitments, underscoring the extent to which our customers rely on the resolution, accuracy and collection capacity that is unique to our satellite constellation.

We continue to invest in platforms such as SecureWatch and Global-EGD, which provide online access to our geospatial data and analytical tool sets to hundreds of thousands of users across the U.S. government and allied nations and to commercial enterprise customers. And we've been developing artificial intelligence and machine learning capabilities that help turn data into insight and improve sensor-to-shooter timelines. It's clear that the geopolitical environment is driving government investment in the areas of focus for Maxar, and we believe we are well positioned to meet these emerging needs with well-proven technologies.

Establish a firm foundation for growth at Space Infrastructure: We are committed to consistent execution against some of the world's most complex space programs and to establishing a foundation for future growth. In 2021, we launched the SXM-8 high-powered, digital, audio radio satellite for SiriusXM and Star One D2, the third satellite Maxar has built for Embratel over the past decade. Last year, we were awarded contracts to build the SXM-9 and SXM-10 spacecraft for SiriusXM. We delivered to NASA the Psyche spacecraft, which recently completed thermal vacuum testing and will launch later in 2022 to explore a metal-rich asteroid; we completed the Preliminary Design Reviews for the Power and Propulsion Element we are developing for NASA’s lunar Gateway; we integrated a NASA pollution-monitoring payload with a commercial communications satellite we’re building for Intelsat; and we completed the Critical Design Review for a robotic arm that will demonstrate the ability to assemble and reconfigure spacecraft components in space as part of NASA’s upcoming On-Orbit Servicing, Assembly and Manufacturing-1 mission.

*       Adjusted EBITDA is a non-GAAP financial measure; see the section entitled “Supplemental Information about Non-GAAP Financial Measures” on page 71 for a definition of this measure and a reconciliation to the most directly comparable U.S. GAAP measure.

Our Board of Directors

Our Board of Directors is comprised of eleven highly skilled and experienced directors from diverse commercial and government backgrounds, who collectively provide the depth, expertise and leadership to effectively oversee management and represent the interests of our stockholders. Our Board of Directors’ top priorities are to represent the Company’s stockholders, create long-term value and oversee the development and execution of the Company’s strategy. Our Board of Directors and our Company maintain the highest standards of ethical conduct and sound corporate governance, both of which are described in more detail below in the Corporate Governance section of this Proxy Statement beginning on page 24.

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Below is a snapshot of the composition of our Board of Directors as of the date of this Proxy Statement:

(1)	People of Color represent 9.1% Hispanic/Latino and 9.1% Asian.

					Committees
Director Nominee	Age	Principal Occupation	Director Since	Independent	AF	CC	NCG	R	Number of other current U.S. Public Company Boards
Howell M. Estes III (Chair of the Board)	80	President, Howell Estes & Associates, Inc.	2017	√					0
Nick S. Cyprus	68	Corporate Director	2017	√	C*			√	1
Roxanne J. Decyk	69	Corporate Director	2019	√		√	C*		0
Joanne O. Isham	66	President, Isham Associates LLC	2016	√		√		√	1
Daniel L. Jablonsky	52	President and Chief Executive Officer, Maxar Technologies Inc.	2019						0
C. Robert Kehler	69	Owner, Kehler and Associates LLC	2016	√		√		C*	1
Gilman Louie	61	Managing Director, Alsop Louie Partners	2020	√	√			√	0
L. Roger Mason, Jr.	56	President, Peraton, Space, Intelligence & Cyber Sector	2017	√	√		√		0
Heather A. Wilson	61	President, The University of Texas, El Paso	2021	√		√		√	0
Eric J. Zahler	71	Corporate Director	2014	√		C*	√		1
Eddy Zervigon	53	Chief Executive Officer, Quantum Xchange, Inc.	2019	√	√		√		1

AF – Audit and Finance Committee

CC – Compensation Committee

NCG – Nominating and Corporate Governance Committee

R – Risk Committee

C* – Committee Chair

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CORPORATE GOVERNANCE HIGHLIGHTS
	√	91% of our Board of Directors is independent. Only Mr. Jablonsky, our President and CEO, is not independent.
Independence	√	All standing Board of Directors committees are comprised solely of independent members.
	√	The independent directors regularly meet in executive session, without members of management, at which the Chair presides.

Oversight of Risk Management	√

Our Board of Directors actively monitors our risk profile, including through review of quarterly reports by the Risk Committee and, at least annually, through review of the Company’s overall enterprise risk management program and mitigation strategies.

	√	The Risk Committee is charged with oversight of enterprise risks, including security and cyber risks and oversight of the Company’s development and execution of its risk management program.
	√	The Audit and Finance Committee has shared responsibility for risk with specific responsibility for overseeing financial risk, including risks associated with preparation of financial statements.
	√	The Compensation Committee is charged with assessing the potential risks arising from our compensation policies and practices.

Stock Ownership Guidelines	√	The CEO must hold shares of the Company’s common stock valued at 5x base salary within five years of hire.
	√	Our Executive Vice Presidents must hold shares of the Company’s common stock valued at 3x base salary within five years of hire.
	√	Our other Eligible Executives at the Senior Vice President level must hold shares of the Company’s common stock valued at 2x base salary within five years of hire.
	√	Non-Employee Directors must hold shares of the Company’s common stock valued at 5x annual cash retainer within five years of joining the Board of Directors.

Board Practices	√

The Board of Directors is responsible for the development, planning and implementation of succession plans for our CEO and oversees and provides input to the CEO on succession planning for our other executive officers.

	√	The Board of Directors oversees development and execution of the Company’s strategy.
	√	The Board of Directors and each standing committee annually conduct self-assessments.
	√	The Board of Directors and each standing committee is assessed by an independent third party every three years.
	√	The Board of Directors annually reviews and approves the charters of each committee, the Corporate Governance Guidelines and the Code of Ethics and Business Conduct.

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Meeting Agenda and Board Voting Recommendations

The following table summarizes the proposals to be considered at our Annual Meeting and the Board of Directors’ voting recommendation with respect to each proposal:

Proposal	Page	Board’s Voting Recommendation
Proposal 1 - Election of eleven director nominees to serve for a one-year term expiring at our 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.	5	FOR
Proposal 2 - Approval, on a non-binding advisory basis, of the executive compensation of our named executive officers.	21	FOR
Proposal 3 - Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.	23	FOR

You Can Vote in the Following Ways:

By Internet	By Telephone	By Mail	Live Audio Webcast
Visit www.proxyvote.com	Call 1-800-690-6903	Mark, date & sign your proxy card or voting instruction form and return it in the postage-paid envelope provided.	Attend the meeting online and vote at https://virtualshareholdermeeting.com/MAXR2022

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THE PROPOSALS

Proposal 1 - Election of Directors

At this year’s Annual Meeting, upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors nominated each of our current eleven directors for election, each to serve a term of one year expiring at our 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The nominees are Howell M. Estes III, Nick S. Cyprus, Roxanne J. Decyk, Joanne O. Isham, Daniel L. Jablonsky, C. Robert Kehler, Gilman Louie, L. Roger Mason, Jr., Heather A. Wilson, Eric J. Zahler and Eddy Zervigon.

Each of the nominees standing for election is presently a member of the Board of Directors and was previously elected by our stockholders. Each of the nominees standing for election is an “independent director” as defined under the applicable rules and regulations of the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”), with the exception of Mr. Jablonsky, our President and Chief Executive Officer.

Each of the nominees has consented to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If, however, at the time of the Annual Meeting, any of the nominees should be unable or unwilling for good cause to serve, the persons named as proxy holders may vote their shares for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the resulting vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends.

Our Director Nominees

The following biographical information about each of our director nominees summarizes the specific experiences, skills and qualifications that led to the conclusion that each of our director nominees should serve on the Board of Directors. Our Nominating and Corporate Governance Committee, composed entirely of independent directors, is responsible for making recommendations to the Board of Directors regarding candidates for directorships. The Nominating and Corporate Governance Committee evaluates and reviews with the Board of Directors, no less than annually, the appropriate qualifications, expertise and characteristics required of our non-employee directors to ensure that the Board of Directors, as a whole, contains the diverse mix of expertise, experience, skills and backgrounds necessary to oversee the development and implementation of the Company’s long-term strategy and to represent the interests of our stockholders.

The Nominating and Corporate Governance Committee promotes Maxar’s Board Diversity Policy and considers diversity in the context of our Board of Directors as a whole to ensure that a broad range of expertise, experience, skills and backgrounds are represented on our Board of Directors. For the purpose of the composition of our Board of Directors, diversity includes, but is not limited to business, government and professional experience, as well as geography, age, ethnicity, race and gender. In addition, our Board of Directors aspires to attain, and thereafter maintain, a Board composition in which at least 30% of the independent directors are women and in which at least 40% of the independent directors are members of a diverse gender or ethnic group. Our Nominating and Corporate Governance Committee and the Board are committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which new Board candidates are chosen. Each individual will be evaluated in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company's business. Currently, 45% of our directors (or 50% of our independent directors) are diverse by gender or race, with 27% of our directors (or 30% of our independent directors) self-identifying as female and 18% of our directors (or 20% of our independent directors) self-identifying as a member of a diverse ethnic group. The average age of the nominees standing for election is 64.2 and the average tenure of the nominees standing for election is 4.3 years.

Listed below are some of the skills, characteristics and experiences we look for in the members of our Board of Directors:

●	Senior Leadership Experience – The Board of Directors looks for individuals with experience serving in a senior executive position, including as chief executive officer. The Board of Directors believes that extensive senior executive-level experience provides a practical understanding of how organizations operate and enables leadership in core management areas, including operations, human resources, financial planning, compliance, marketing and communications. The Board of Directors believes individuals with this experience are valuable to the Company’s ability to execute on its strategic vision.
●	Global Business Experience – The Board of Directors looks for individuals with international business experience, who are highly respected in business and financial communities and who have extensive experience working with and for international companies and dealing with global issues.
●	Human Resources Experience – The Board of Directors also looks for individuals with extensive knowledge and experience in the field of human resources, executive compensation and global rewards. The Board of Directors believes that individuals with this experience provide the Board of Directors and management with a diverse understanding of the international issues facing the Company and create value for stockholders by better serving our international customers and employees.
●	Accounting/Financial Expertise – The Board of Directors looks for individuals with extensive financial-reporting and internal-controls experience, including experience serving as the chief financial officer or chief accounting officer of a large corporation. The Board of Directors believes that the financial and accounting skills and experience these individuals bring, particularly with regard to Audit and Finance Committee functions and risk management and financial oversight responsibilities, are valuable resources to the Board of Directors.

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●	Government/Department of Defense/Intelligence/Industry Experience – The Board of Directors looks for individuals with extensive knowledge of the defense and intelligence community, operations and systems integration as well as expertise in the geospatial intelligence and the Satellite and Space industry. The Board of Directors also seeks individuals with national security clearances necessary to allow briefing on the Company’s classified business. The Board of Directors believes that specialized experience with the U.S. government, and in particular the Department of Defense (“DoD”), Satellite and Space industry and the Intelligence Community (“Intel”), are valuable to the Board of Directors and to the Company in serving our customers’ needs and helping them fulfill their mission requirements.
●	Corporate Strategy and Financial Markets Expertise – The Board of Directors seeks skilled individuals, notably from the investment banking and private equity world, with a deep understanding of capital markets and mergers and acquisitions (“M&A”). The Board of Directors believes that individuals with these backgrounds provide valuable perspectives for M&A initiatives, financing matters and investor relations perspectives.

The nominees standing for election at the Annual Meeting demonstrate these attributes, key experiences and qualifications which are valuable resources to the Board of Directors in carrying out our business strategy, the needs of the Company and our stockholders and our Purpose and Values.

The following chart provides a summary of the director nominees that possess the foregoing skills, characteristics and experiences.

	Senior Leadership Experience	Global Business Experience	Human Resources Experience	Accounting/ Financial Expertise	Govt/Intel/ DoD/Industry Experience	Corporate Strategy and Financial Markets Expertise
Estes	✓	✓	✓		✓	✓
Cyprus	✓	✓	✓	✓		✓
Decyk	✓	✓	✓			✓
Isham	✓	✓	✓		✓	✓
Jablonsky	✓	✓	✓		✓	✓
Kehler	✓	✓	✓		✓	✓
Louie	✓	✓	✓		✓	✓
Mason	✓	✓	✓		✓	✓
Wilson	✓		✓		✓	✓
Zahler	✓	✓	✓		✓	✓
Zervigon	✓	✓	✓	✓	✓	✓

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Information Regarding Nominees Standing for Election to the Board of Directors at the Annual Meeting (as of March 15, 2022)

Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

General Howell M. Estes III (80)

Chair I Independent I Director since 2017 I Chair since 2019

General Estes has been the President of Howell Estes & Associates, Inc., a consulting firm, since 1998. From 1965 to 1998, he served in the U.S. Air Force. At the time of his retirement from the Air Force, he was Commander-in-Chief of the North American Aerospace Defense Command and the United States Space Command and also Commander of the Air Force Space Command. General Estes previously served on the Board of Directors of Analytical Graphics, Inc., a software development company focused on spaceflight and national security through December 2020. He also previously served as a director of DigitalGlobe, Inc. In addition to a Bachelor of Science Degree from the U.S. Air Force Academy, he holds a Master of Arts Degree in Public Administration from Auburn University and is a graduate of the Program for Senior Managers in Government at Harvard’s JFK School of Government.

Experience, Skills and Qualifications

Extensive military and Department of Defense experience and general business experience, having retired as a four-star general from the U.S. Air Force.

Significant board experience, 16 years of support to major companies in the U.S. space industry as well as key leadership and management experience gained from his military career.

Security clearances necessary to allow him to be briefed on the Company’s classified business.

Other current public company directorships: None

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Key Maxar Director Qualifications ● Accounting/Financial Expertise ● Senior Leadership Experience

Nick S. Cyprus (68)

Independent I Director since 2017 I Audit and Finance Committee Chair I Risk Committee Member

Mr. Cyprus is a corporate director. Mr. Cyprus was previously Vice President, Controller and Chief Accounting Officer of General Motors Company, an automotive manufacturer, from December 2006 to July 2013. Prior to joining General Motors Company, Mr. Cyprus served in various senior executive roles at Interpublic Group of Companies and AT&T Corporation. Mr. Cyprus currently sits on the Board of Directors of Volt Information Sciences, Inc. and is the Chair of its Audit Committee as well as a member of its Nominating and Corporate Governance Committee and Compensation Committee. Mr. Cyprus also sits on the Board of Directors of Trusted Media Brands, Inc. (f/k/a Reader’s Digest Association, Inc.) and is the Chair of its Audit Committee. He previously served as a director of DigitalGlobe, Inc. Mr. Cyprus holds a Master of Business Administration from New York University’s Stern School of Business and a Bachelor of Science Degree in Accounting from Fairleigh Dickinson University and is a licensed CPA in New Jersey.

Experience, Skills and Qualifications

Extensive financial reporting and internal controls experience, having served as the Chief Accounting Officer for several large publicly traded companies, including General Motors Company and AT&T Corporation.

Extensive experience in execution of certain financial risk management and financial oversight responsibilities.

Significant director experience with publicly traded companies.

Certified Public Accountant.

Other current public company directorships: Volt Information Sciences, Inc.

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Key Maxar Director Qualifications ● Global Business Experience ● Human Resources Experience ● Senior Leadership Experience

Roxanne J. Decyk (69)

Independent I Director since 2019 I Nominating and Corporate Governance Committee Chair I Compensation Committee Member

Ms. Decyk is a corporate director. She retired as Executive Vice President of Global Government Relations for Royal Dutch Shell plc, an oil, gas, chemical and refined petroleum products company, in December 2010, after serving in that position since June 2009. From 2008 until June 2009, Ms. Decyk served as Corporate Affairs and Sustainable Development Director of Royal Dutch Shell plc and from July 2005 to 2008, she served as Corporate Affairs Director. Prior to this, Ms. Decyk was Director International of Shell International B.V., Senior Vice President Corporate Affairs and Human Resources of Shell Oil Company and Vice President of Corporate Strategy of Shell International Limited. Ms. Decyk was previously a director of DigitalGlobe, Inc., Weatherford International plc and Ensco PLC. Ms. Decyk earned a Bachelor of Arts degree from the University of Illinois at Urbana-Champaign in English literature and a Juris Doctorate from Marquette University School of Law.

Experience, Skills and Qualifications

Extensive senior executive experience and board member experience of several major multinational corporations.

Significant experience in strategy, corporate affairs, human resources and public company governance.

Significant director experience with publicly traded companies.

Other current public company directorships: None

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Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

Joanne O. Isham (66)

Independent I Director since 2016 I Compensation Committee Member I Risk Committee Member

Ms. Isham is President of Isham Associates LLC, a consulting firm and a founder of Veros Global Solutions, LLC. She had a distinguished career as a Senior Executive in the U.S. Intelligence Community until her retirement in 2006. She held numerous leadership and senior policy positions, serving as Deputy Director, National Geospatial-Intelligence Agency (NGA); Deputy Director, Science and Technology, Central Intelligence Agency (CIA); Director, Congressional Affairs, CIA; and Director, Legislative Affairs, National Reconnaissance Office (NRO). Subsequently, Ms. Isham held executive positions with BAE Systems, Inc., High Performance Technologies, Inc., L-1 Identity Solutions, Inc and NextFed. Ms. Isham holds a Bachelor of Arts degree in Government and International Studies from the University of Notre Dame.

Experience, Skills and Qualifications

Extensive industry experience and significant experience in leadership and government.

Security clearances necessary to allow her to be briefed on the Company’s classified business and lead classified sessions of the Board of Directors.

Other current public company directorships: Redwire Corporation

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Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

Daniel L. Jablonsky (52)

Director since 2019 I President and CEO since 2019

Mr. Jablonsky is our President and CEO. Mr. Jablonsky joined Maxar in 2017 after its acquisition of DigitalGlobe and served as President of DigitalGlobe until his appointment as Maxar’s CEO in 2019. Prior to its acquisition, while at DigitalGlobe, Mr. Jablonsky served as Senior Vice President, General Counsel and Corporate Secretary from March 2012 until October 2017 and General Manager, International Defense & Intelligence. Prior to this, Mr. Jablonsky served as Senior Corporate Counsel, Securities and Mergers & Acquisitions and subsequently as the Interim Co-General Counsel of Flextronics International Ltd. Mr. Jablonsky previously was in-house counsel at UBS Financial Services, Inc., served in the enforcement division of the U.S. Securities and Exchange Commission and practiced corporate and securities law with Brownstein Hyatt Farber Schreck, LLP and O’Melveny & Myers LLP. Mr. Jablonsky also served as a surface warfare officer and nuclear engineer in the United States Navy prior to attending law school. Mr. Jablonsky holds a B.S. in Mechanical Engineering from the United States Naval Academy and a Juris Doctor degree from the University of Washington School of Law.

Experience, Skills and Qualifications

President and CEO of the Company.

Extensive knowledge of the Company’s strategic objectives, internal controls, risk assessment and management and overall performance.

Significant senior executive experience with publicly traded companies and DoD and industry experience.

Security clearances necessary to allow him to be briefed on the Company’s classified business.

Other current public company directorships: None

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Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

General C. Robert Kehler (69)

Independent I Director since 2016 I Compensation Committee Member I Risk Committee Chair

General Kehler is the owner and sole member of Kehler and Associates LLC. General Kehler had a distinguished military career with a deep focus on U.S. military space strategy, policy and operations. He served as Commander, U.S. Strategic Command; Commander, Air Force Space Command; Deputy Commander, U.S. Strategic Command; Director, National Security Space Integration; and Commander of both the 21st and 30th Space Wings. General Kehler also serves as a director of AerSale Corporation and is a member of their Compensation Committee and as a non-Executive Director of Connect Bidco Ltd. (parent of Inmarsat) where he is a member of their Remuneration Committee. General Kehler joined the U.S. Air Force in 1975 as a Distinguished Graduate of the Pennsylvania State University Reserve Officers’ Training Corps program, has Master’s degrees from the University of Oklahoma in Public Administration and from the Naval War College in National Security and Strategic Studies and has completed executive development programs at Carnegie-Mellon University, Syracuse University and Harvard University’s JFK School of Government.

Experience, Skills and Qualifications

Extensive military and DoD experience, having retired as a four-star general from the U.S. Air Force.

Significant strategic, intelligence and space industry experience.

Security clearances necessary to allow him to be briefed on the Company’s classified business.

Other current public company directorships: AerSale Corporation

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Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

Gilman Louie (61)

Independent I Director since 2020 I Audit and Finance Committee Member I Risk Committee Member

Mr. Louie has been the Managing Partner of Alsop Louie Partners, an early stage venture capital fund, since 2006. From 2016 until July 2020, Mr. Louie was the chair of the board of Vricon, Inc., a provider of global 3D geospatial data and visualization for military, government and enterprises. Mr. Louie was also the first Chief Executive Officer and President of In-Q-Tel, the first venture capital fund for the United States Central Intelligence Agency, from its founding in 1999 until 2006. Mr. Louie is also a director of Niantic, the world leading publisher of augmented reality games and Aerospike, an open source flash-optimized NoSQL database built for enterprise to service large scale, high speed, highly reliable and consistent transactional applications. Mr. Louie has also served as an advisor to many Department of Defense advisory boards and recently served as Commissioner of the National Security Commission on Artificial Intelligence, an independent Commission that considers the methods and means necessary to advance the development of artificial intelligence, machine learning and associated technologies to comprehensively address the national security and defense needs of the United States. Mr. Louie is the Chairman of the Board of Visitors of the National Intelligence University and Chairs the Federation of American Scientists. Mr. Louie also serves as the CEO of LookingGlass Cyber Solutions and the CEO of the American Frontier Fund, a 501(c)3. Mr. Louie holds a B.S. in Business Administration from San Francisco State University and has completed the Advanced Management Program/International Seniors Management Program from the Harvard University Graduate Business School.

Experience, Skills and Qualifications

Extensive industry and cybersecurity experience and significant experience in leadership.

Security clearances necessary to allow him to be briefed on the Company’s classified business.

Other current public company directorships: None

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Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

L. Roger Mason, Jr. (56)

Independent I Director since 2017 I Audit and Finance Committee Member I Nominating and Corporate Governance Committee Member

Dr. Mason has been the President of Peraton’s Space & Intelligence sector since January 2018. Prior to joining Peraton, Dr. Mason was the Senior Vice President and Chief Security Officer of Noblis, a nonprofit science, technology and strategy organization from January 2014 until December 2017. Prior to joining Noblis, from May 2009 to January 2014, Dr. Mason was the Assistant Director of National Intelligence for Systems and Resource Analyses (ADNI/SRA). Dr. Mason is currently on the board of directors of U.S. Geospatial Intelligence Foundation, a 501(c)3 organization and previously served as its chair of the board. Dr. Mason previously served as a director of DigitalGlobe, Inc. and as a director of the Intelligence and National Security Alliance, a 501(c)6 organization. Dr. Mason earned his doctorate and master’s degrees in engineering physics (nuclear) from the University of Virginia, a master’s degree in business administration from Northwestern University (Kellogg School) and a bachelor’s degree in physics from The George Washington University.

Experience, Skills and Qualifications

Extensive knowledge of the intelligence community, cybersecurity, operations research and systems integration, having served as Assistant Director of National Intelligence.

Service in a number of senior executive positions in the national security sector including Vice President at Noblis, Director at the Institute for Defense Analyses and General Manager of the Advanced Systems Group at General Dynamics (formerly Veridian).

Security clearances necessary to allow him to be briefed on the Company’s classified business.

Other current public company directorships: None

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Key Maxar Director Qualifications ● Government/Intel/DoD/Industry Experience ● Senior Leadership Experience

Heather A. Wilson (61)

Independent I Director since 2021 I Compensation Committee Member I Risk Committee Member

Dr. Wilson has served as President of The University of Texas at El Paso since August 2019. Previously, Dr. Wilson was the Secretary of the United States Air Force from May 2017 through May 2019 and President of the South Dakota School of Mines and Technology from June 2013 through May 2017. From 1998 to 2009, Dr. Wilson represented Albuquerque, New Mexico in the U.S. House of Representatives, where she was a senior member of the House Energy and Commerce Committee and Chair of the House Intelligence Subcommittee on Technical and Tactical Intelligence. She is a former U.S. Air Force officer. Dr. Wilson previously served on the Boards of Peabody Energy (NYSE: BTU) from August 2013 through April 2017 and Raven Industries (NASDAQ: RAVN) from February 2016 to May 2017. Dr. Wilson is a member of the National Science Board and chairs the Women in Aviation Advisory Board of the Federal Aviation Administration. Dr. Wilson holds a Bachelor of Science Degree from the U.S. Air Force Academy and earned her Master’s and Doctoral degrees from Oxford University in England as a Rhodes Scholar.

Experience, Skills and Qualifications

Service in a number of senior executive positions in the national security sector including Secretary of the United States Air Force and as a member of the U.S. House of Representatives.

Security clearances necessary to allow her to be briefed on the Company’s classified business.

Other current public company directorships: None

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Key Maxar Director Qualifications ● Global Business Experience ● Human Resources Experience ● Senior Leadership Experience

Eric J. Zahler (71)

Independent I Director since 2014 I Compensation Committee Chair I Nominating and Corporate Governance Committee Member

Mr. Zahler is Co-founder and Managing Member of Monocle Partners, LLC and was President and Chief Executive Officer of Monocle Acquisition Corp, from August 2018 until December 2020. He previously served as Managing Director of Sagamore Capital Group LLC from 2008 to 2018. From February 2000 to November 2007, Mr. Zahler was President and Chief Operating Officer of Loral Space & Communications Inc., a global satellite communications services provider and a manufacturer of commercial satellites. From 1992 to 2000, Mr. Zahler held varying senior-level management positions at Loral and its predecessor companies. Mr. Zahler was an attorney at Fried, Frank, Harris, Shriver & Jacobson LLP for seventeen years, where he was elected Partner in 1983. Mr. Zahler currently serves as a director of AerSale Corporation and is a member of their Compensation Committee. Mr. Zahler holds a Bachelor of Science degree in mathematics from Yale University and a law degree from Harvard Law School.

Experience, Skills and Qualifications

Extensive experience in senior leadership and business operations.

Significant experience in corporate affairs, human resources and executive compensation.

Other current public company directorships: AerSale Corporation

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Key Maxar Director Qualifications ● Accounting/Financial Expertise ● Corporate Strategy and Financial Markets Expertise

Eddy Zervigon (53)

Independent I Director since 2019 I Audit and Finance Committee Member I Nominating and Corporate Governance Committee Member

Mr. Zervigon is the Chief Executive Officer of Quantum Xchange, Inc., a cybersecurity company. He has been a Special Advisor at Riverside Management Group, a boutique merchant bank since 2012. Previously, he was a Managing Director in the Principal Investments Group at Morgan Stanley & Co. LLC, a global financial services firm, from 1997 to 2012. Prior to joining Morgan Stanley, Mr. Zervigon was a Certified Public Accountant at Coopers & Lybrand (now PricewaterhouseCoopers LLP), a public accounting firm. Mr. Zervigon has served as a director of Bloom Energy Corp. since 2007 and serves as a member of its Audit Committee and as Chair of its Nominating, Governance and Public Policy Committee. He previously served as a director of DigitalGlobe, Inc. and Alta Loma Energy. Mr. Zervigon has a B.A. in accounting and a master’s degree in taxation from Florida International University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College and is a licensed CPA in Florida.

Experience, Skills and Qualifications

Extensive financial and transactional experience and knowledge of capital markets.

Certified Public Accountant.

Significant director experience with publicly traded companies.

Other current public company directorships: Bloom Energy Corp.

Vote Standard

Approval of each of the director nominees named in this Proposal 1 requires the affirmative vote of a majority of the votes cast with respect to the nominee’s election at the Annual Meeting (i.e. the number of shares cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election to be elected to our Board). Abstentions and Broker Non-Votes will not be counted as votes cast for the purpose of determining the outcome of this proposal.

We also have a director resignation policy in our second amended and restated bylaws (“Bylaws”), which requires any incumbent director who is nominated for election and who fails to receive a majority of votes cast in an uncontested election to tender his or her resignation to our Board of Directors. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors would then act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision within 90 days of certification of the election results.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees set forth above.

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2021 DIRECTOR COMPENSATION

Philosophy

The compensation program for the members of our Board of Directors who are not employed by us or one of our subsidiaries (“Non-Employee Directors”) is reviewed annually by the Compensation Committee and any changes to the program are approved by the Board of Directors. The Compensation Committee retains an independent Compensation Committee advisor to provide guidance on executive and Board of Director compensation matters. The Compensation Committee used Meridian Compensation Partners (“Meridian”) as its independent advisor in 2021, as further described on page 25. The Company seeks to provide market driven compensation to our Non-Employee Directors with a focus on the following:

●	Attracting and retaining qualified and diverse individuals; and
●	Aligning director compensation with stockholder interests by providing a significant portion of compensation in the form of equity awards that fluctuate in value with the Company’s stock price.

2021 Director Compensation Structure

In 2019, the overall compensation program for our directors ranked below the 25th percentile versus Maxar’s peer group of companies used for benchmarking executive and director compensation. In February 2020, the Board of Directors approved certain increases to director compensation, as recommended by the Compensation Committee. These increases were effective as of the date of approval and positioned overall director compensation closer to the 50th percentile but still below the median of Maxar’s peer group. In February 2021, the Board of Directors approved an increase to the equity retainer for all directors, in order to move director compensation to the median of Maxar’s peer group. No changes to Maxar’s Director Compensation structure are planned as of this proxy date for 2022.

Maxar’s program for Non-Employee Director compensation in 2022 and 2021 is summarized as follows:

	2022	2021
Board of Directors Service Compensation (All Non‑Employee Directors)	Amount ($)	Amount ($)
Annual Cash Retainer – Chair of the Board(1)	130,000	130,000
Annual Equity Retainer – Chair of the Board(2)	215,000	215,000
Annual Cash Retainer – Director(1)	80,000	80,000
Annual Equity Retainer – Director(2)	155,000	155,000

	2022	2021
Additional Service Compensation	Amount ($)	Amount ($)
Audit and Finance Committee Chair Incremental Cash Retainer(1)	25,000	25,000
Compensation Committee Chair Incremental Cash Retainer(1)	18,000	18,000
Governance Committee Chair Incremental Cash Retainer(1)	15,000	15,000
Risk Committee Chair Incremental Cash Retainer(1)	15,000	15,000

(1)	The Annual Cash Retainers and each of the Incremental Cash Retainers reported in the tables above are annualized amounts that are paid in equal quarterly installments in arrears and are pro-rated for Non-Employee Directors who join or depart the Board of Directors during the calendar year. Non-Employee Directors may elect to defer receipt of up to 100% of their cash retainer pursuant to the terms of our Deferred Compensation Plan, as described below.
(2)	The Annual Equity Retainers reported in the tables above are granted as restricted stock units (“RSUs”). RSUs granted to Non-Employee Directors vest on the earlier of the one year anniversary of the date of the grant or the next annual meeting of the Company’s stockholders, so long as the period between such meetings is not less than 50 weeks, and are settled on a one-for-one basis in shares of Company common stock. The number of RSUs awarded is determined by dividing the applicable dollar amount indicated above by the closing price of a share of Company common stock on the applicable grant date and rounding up to the nearest whole share. The Annual Equity Retainer may be pro-rated for Non-Employee Directors who join the Board of Directors during the calendar year. Non-Employee Directors may elect to defer receipt of up to 100% of their equity retainer pursuant to the terms of our Deferred Compensation Plan, as described below. Increases to the Annual Equity Retainer for the Chair of the Board and other Directors were approved by the Board of Directors in February 2021, based on the recommendation of the Compensation Committee and were effective immediately.

In October 2019, we adopted the Maxar Technologies Inc. Director Deferred Compensation Plan (“Deferred Compensation Plan”). Pursuant to the Deferred Compensation Plan, Non-Employee Directors may elect to defer up to 100% of their annual cash retainers and/or their equity awards and may elect payments to be made or commence on a separation from service or scheduled payment date in a lump sum or installments for up to ten years. Participants may also elect to have deferred amounts payable on an earlier change in control and amounts will be paid in a lump sum upon a participant’s death or disability that occurs prior to the elected payment event.

We previously maintained the Maxar Technologies Ltd. Directors’ Deferred Share Unit Plan (“DSU Plan”), pursuant to which our Non-Employee Directors received a portion of their annual compensation in the form of deferred share units (“DSUs”), granted quarterly. DSUs were granted at a price equal to the closing price of our shares on the TSX on the day prior to the grant date and are paid out upon the Non-Employee Director’s retirement in cash based on the closing price of our shares on the TSX on the day prior to the retirement date. The DSU Plan was frozen in January 2019 in connection with our U.S. Domestication.

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Director Compensation

The following table presents information regarding the compensation paid for 2021 to each of our Non-Employee Directors.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Director	($)	($)(1)	($)(2)	($)
Howell M. Estes III	130,000	215,023	—	345,023
Nick S. Cyprus	105,000	155,055	—	260,055
Roxanne J. Decyk	95,000	155,055	2,495	252,550
Joanne O. Isham (3)	87,500	155,055	—	242,555
C. Robert Kehler	95,000	155,055	—	250,055
Gilman Louie	80,000	155,055	—	235,055
L. Roger Mason, Jr. (4)	20,000	155,055	5,000	180,055
Heather A. Wilson (5)	80,000	155,060	—	235,060
Eric J. Zahler	98,000	155,055	—	253,055
Eddy Zervigon	80,000	155,055	—	235,055

(1)	Amounts reported in this column of the table above represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 20 to our consolidated financial statements in our Annual Report on Form 10‑K for the year ended December 31, 2021. Messrs. Cyprus, Louie, Zahler and Zervigon and General Kehler and Dr. Mason and Mmes. Isham and Decyk each received 3,720 RSUs on January 4, 2021, with a grant date fair value of $36.30 per share and 452 RSUs on February 18, 2021, with a grant date fair value of $44.29 per share. General Estes received 5,372 RSUs on January 4, 2021, with a grant date fair value of $36.30 per share and 452 RSUs on February 18, 2021, with a grant date fair value of $44.29 per share. Dr. Wilson received 2,858 RSUs on February 17, 2021, with a grant date fair value of $47.25 per share and 452 RSUs on February 18, 2021, with a grant date fair value of $44.29 per share.
(2)	Amounts reported in this column of the table above are related to the reimbursement of education expenses for the year ended December 31, 2021.
(3)	Includes fees for service for leading the classified sessions of meetings of members of the Board of Directors who hold the requisite security clearances.
(4)	Dr. Mason elected to defer receipt of his quarterly cash retainer of $20,000 for the period April 1, 2021 through December 31, 2021.
(5)	Dr. Wilson was elected to the Board of Directors on January 19, 2021.

The following table shows the number of shares subject to outstanding RSUs and the number of shares subject to outstanding DSUs, pursuant to elections made under the DSU Plan and held by each of the Non-Employee Directors as of December 31, 2021. None of our Non-Employee Directors held any outstanding options or Stock Appreciation Rights (“SARs”) as of December 31, 2021.

			Number of Shares
			Outstanding Subject to
	Number of Shares	Number of Shares	RSUs Deferred
	Subject to	Outstanding	Under Deferred
Director	Outstanding DSUs	Unvested RSUs	Compensation Plan
Howell M. Estes III	2,660	5,824	—
Nick S. Cyprus	2,660	4,172	8,074
Roxanne J. Decyk	—	4,172	—
Joanne O. Isham	4,701	4,172	—
C. Robert Kehler	4,701	4,172	—
Gilman Louie	—	4,172	—
L. Roger Mason, Jr.	2,660	4,172	8,074
Heather A. Wilson	—	3,310	—
Eric J. Zahler	12,184	4,172	8,074
Eddy Zervigon	—	4,172	8,074

Other Director Compensation Considerations

Travel Expenses and Continuing Education

We reimburse our directors for their travel costs and expenses relating to attendance at Board of Directors and Committee meetings. In addition, in 2021 the Company continued the Director Training and Education Policy in which the Company will reimburse certain expenses incurred by a director in connection with attendance at approved continuing education programs, up to $15,000 over a three-year period.

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Non-Employee Director Stock Ownership Guidelines

Under our Stock Ownership Guidelines, our Non-Employee Directors must hold, for his or her tenure with the Company, shares of our common stock with a value equal to at least five times the director’s annual cash retainer. Shares counted for purposes of the guidelines include shares of common stock (i) held directly or indirectly (either individually or in a brokerage account) or by or for the benefit of immediate family members; (ii) by trusts for the benefit of such person or such person’s immediate family members; (iii) in a 401(k) plan, IRA, or employee equity purchase or deferred compensation plan; and (iv) shares underlying time-vesting restricted stock or RSU awards that vest solely based on the passage of time. Directors have until the later of the fifth anniversary of: (i) the original effective date of the policy of November 1, 2018; or (ii) their date of appointment to the Board to come into compliance with the policy.

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Proposal 2 - Advisory Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are providing our stockholders with the opportunity to approve, on a non-binding advisory basis, the Company’s executive compensation as disclosed in this Proxy Statement in accordance with rules promulgated by the U.S. Securities and Exchange Commission (“SEC”).

Compensation Philosophy and Objectives.

Our executive compensation philosophy is built on a commitment to link pay to performance and to enhance alignment with stockholder interests. We reward executives for pursuing and achieving our key financial and strategic business goals and likewise, we believe underachievement should be reflected in pay as well. Our executive compensation program is also designed to attract and retain executive talent in a competitive marketplace and to compensate executives at competitive but responsible levels.

The Compensation Committee has designed CEO and other Named Executive Officer (“NEO”) compensation programs to drive actions that align with both the short-term and long-term interests of our stockholders. We address these objectives by applying the following principles:

●	Pay at Risk Tied to Company Performance: support the overall business objectives by aligning a substantial portion of executive total compensation to our financial and operating performance, with 85% of CEO targeted total direct compensation (consisting of base salary, target cash incentive opportunity and the grant date fair value of equity awards) and 78% of targeted total direct compensation for our other NEOs, on average, tied to performance or the value of our common stock.
●	Stockholder Alignment: enhance the linkage between our executives’ and our stockholders’ interests by issuing awards with payouts tied directly to the Company’s financial performance and the value of our common stock.
●	Peer and Market Data Assessments: review and consider market practices of a selected peer group and the Radford High Technology Survey, to assess market competitive compensation levels.
●	Absolute and Relative Pay-for-Performance: structure components of pay to align with key performance metrics, using absolute financial measures and relative share price measures while also holding officers accountable to individual performance.

Compensation Governance Best Practices.

We maintain the following measures, which we believe reflect compensation governance best practices:

	What We Do		What We Don’t Do
√	Align short- and long-term incentive programs to stockholder interests.	X	We do not provide our executive officers with tax gross ups on severance or change-in-control benefits.
√	Engage with and seek feedback from our stockholders regarding our executive compensation program.	X	We do not provide “single trigger” severance or equity award vesting in connection with a change in control.
√	Conduct annual risk assessments of our compensation policies and practices.	X	Our equity plan does not allow repricing of underwater options without stockholder approval.
√	Maintain a clawback policy, which allows for the recovery of both cash and equity incentives.	X	Our equity plan does not allow for the liberal share recycling of options, SARs and full value awards.
√	Maintain rigorous stock ownership guidelines to support the alignment of executive and Board interests with those of our stockholders.	X	We do not permit directors, officers and employees to pledge our stock.
√	Retain an independent compensation consultant by the Compensation Committee.	X	We do not provide significant executive perquisites or supplemental benefits.
√	Cap cash incentive and performance stock unit (“PSU”) payouts.	X	We do not pay dividend equivalents on unvested RSU or unearned PSU awards.

We encourage stockholders to review the Compensation Discussion & Analysis beginning on page 40 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation program in greater detail. Our Board of Directors believes our executive compensation program aligns compensation for our executives with performance and long-term stockholder interests.

We request stockholder approval of the compensation paid to our NEOs as described in this Proxy Statement and we are asking stockholders to vote “FOR” the following resolution:

RESOLVED, that the compensation paid to Maxar’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion & Analysis, executive compensation tables and narrative discussion that accompanies the executive compensation tables), is hereby APPROVED.

The vote to approve the executive compensation of our NEOs is advisory and, accordingly, the results are not binding on Maxar, our Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for Maxar, our Board of Directors or the Compensation Committee. Our Compensation Committee, however, values the input of our stockholders and will consider the results of the vote when making future compensation decisions for our NEOs. At the 2019 Annual Meeting, our stockholders voted in favor of holding a Say-on-Pay vote every year. Accordingly, the Board of Directors has adopted a policy of holding a Say-on-Pay vote every year, and unless this policy changes, the next non-binding advisory vote on the executive compensation of our NEOs will be at the 2023 Annual Meeting of Stockholders.

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Vote Standard

Approval of this Proposal 2 requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the executive compensation paid to our named executive officers.

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Proposal 3 - Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed the accounting firm of KPMG LLP, (“KPMG”) as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for the year ending December 31, 2022. Although ratification is not required by our organizational documents or otherwise, our Board is submitting the appointment of KPMG to our stockholders as a matter of good corporate governance and to afford stockholders the opportunity to express their views on KPMG’s appointment. If this Proposal 3 is not approved by stockholders at the Annual Meeting, the Audit and Finance Committee intends to reconsider its appointment of KPMG as our independent registered public accounting firm. Even if this Proposal 3 is approved by stockholders at the Annual Meeting, the Audit and Finance Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in the best interests of the Company. KPMG has served as the Company’s independent registered public accounting firm since 2018.

We expect that a representative of KPMG will be present at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

Rationale for Selection of Independent Registered Public Accounting Firm

In making the decision to reappoint KPMG as the Company’s independent registered public accounting firm for 2022, the Audit and Finance Committee took into consideration a number of factors, including:

●	KPMG’s historical and recent performance on the Company’s audit and its interim reviews;
●	The quality and candor of KPMG’s communications with the Audit and Finance Committee and management;
●	The appropriateness of KPMG’s fees;
●	KPMG’s history as our independent auditor, its familiarity with our industry and the complexities of global operations and its expertise in accounting policies and practices and internal control over financial reporting; and
●	KPMG’s continued independence.

Based on this evaluation, the Audit and Finance Committee believes that the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2022 is in the best interests of the Company and its stockholders and should be ratified. See “Audit Related Matters” on page 38 for additional information regarding KPMG, including the fees billed by KPMG during 2020 and 2021.

Vote Standard

Approval of this Proposal 3 requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” this proposal. We do not expect any broker non-votes on this Proposal 3.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2022.

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CORPORATE GOVERNANCE

Maxar is committed to maintaining a program of corporate governance that promotes responsible corporate activity, the long-term interests of stockholders and accountability of our Board of Directors and management.

Board Committees

The Board of Directors has four standing committees. The following table lists the current committee membership of each of our standing committees each of which consists solely of independent directors. Mr. Jablonsky, our President and CEO and General Estes, our Chair, do not serve on any standing committees of the Board.

Name	Audit and Finance	Compensation	Nominating & Corporate Governance	Risk
Nick S. Cyprus
Roxanne J. Decyk
Joanne O. Isham
C. Robert Kehler
Gilman Louie
L. Roger Mason, Jr.
Heather A. Wilson
Eric J. Zahler
Eddy Zervigon
Chair Member Audit and Finance Committee Financial Expert

During the year ended December 31, 2021, the four standing committees of the Board held the following number of meetings: Audit and Finance (8); Compensation (4); Nominating and Corporate Governance (6); and Risk (4).

Each standing committee of the Board reviews and evaluates the adequacy of its charter, at least annually, and recommends any proposed changes to the Board of Directors. All committee charters are available on our website under Investors, Corporate Governance, Governance Documents at http://investor.maxar.com.

Audit and Finance Committee Nick S. Cyprus – Chair Gilman Louie L. Roger Mason, Jr. Eddy Zervigon Number of meetings in 2021: 8

Key Responsibilities:

Our Audit and Finance Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing and reporting practices. Among its functions, the Audit and Finance Committee: (i) reviews our quarterly and annual financial statements, including any significant financial items and changes in accounting policies; (ii) reviews the audit plans and findings of our independent registered public accounting firm and our internal audit activities; (iii) reviews our financial risk and internal control procedures, including legal and compliance matters; and (iv) has the sole discretion to appoint annually our independent registered public accounting firm and evaluate its independence and performance.

Committee Member Qualifications:

Each member of the Audit and Finance Committee qualifies as an independent director, as defined under the NYSE and TSX rules and Rule 10A-3 of the Exchange Act applicable to the Audit and Finance Committee members.

The Board of Directors has determined that each of Mr. Cyprus and Mr. Zervigon qualifies as an audit committee financial expert as defined by applicable SEC rules.

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Compensation Committee Eric J. Zahler – Chair Roxanne J. Decyk Joanne O. Isham C. Robert Kehler Heather A. Wilson Number of meetings in 2021: 4

Key Responsibilities:

Our Compensation Committee (i) reviews and recommends policies relating to compensation and benefits of our directors, officers and employees, including review and approval of corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, (ii) evaluates the performance of these officers and (iii) recommends for approval by the Board of Directors the compensation of these officers based on such evaluations. In making compensation decisions, the Compensation Committee may consider the recommendations of the Chief Executive Officer concerning the Company’s compensation and employment benefit plans and practices, including its executive compensation plans, incentive compensation and equity-based plans with respect to executive officers (other than the Chief Executive Officer) and director compensation arrangements.

The Compensation Committee also administers the issuance of awards under our equity award plans. The Compensation Committee reviews and advises on the Company’s human capital strategies, initiatives and risks.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee or any officer of the Company. The Compensation Committee has delegated its authority to Mr. Jablonsky and Ms. Andora for the grant of equity awards of less than $75,000 and to Mr. Jablonsky and Mr. Zahler for certain other equity awards.

In addition, in fiscal year 2021, the Compensation Committee retained Meridian Compensation Partners to assist it in to provide advice on compensation of the Company’s executive officers and Non-Employee Directors. As discussed under “Compensation Discussion and Analysis — Engagement of Independent Compensation Consultant” below, the Compensation Committee has assessed the independence of Meridian Compensation Partners and has concluded that its engagement of Meridian Compensation Partners does not raise any conflict of interest with the Company.

Committee Member Qualifications:

Each member of the Compensation Committee qualifies as an independent director, as defined under the applicable rules and regulations of the NYSE and TSX. In making its independence determination for each member of the Compensation Committee, the Board of Directors considered whether the director has a relationship with the Company that is material to the Director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Nominating and Corporate Governance Committee Roxanne J. Decyk– Chair L. Roger Mason, Jr. Eric J. Zahler Eddy Zervigon Number of meetings in 2021: 6

Key Responsibilities:

In addition to evaluating and recommending to the Board candidates to be proposed as director nominees, the Nominating and Corporate Governance Committee is responsible for overseeing our Corporate Governance Guidelines and the Code of Ethics and Business Conduct, reporting and making recommendations to the Board of Directors concerning governance matters, reviewing and evaluating the size of the Board of Directors and the committee structures and memberships and overseeing the annual self-evaluations of the Board and each of its committees. Additionally, the Nominating and Corporate Governance Committee reviews the Company’s policies and programs related to corporate, environmental and social responsibility.

Committee Member Qualifications:

Each member of the Nominating and Corporate Governance Committee qualifies as an independent director, as defined under the applicable rules and regulations of the NYSE and TSX.

Risk Committee C. Robert Kehler – Chair Nick S. Cyprus Joanne O. Isham Gilman Louie Heather A. Wilson Number of meetings in 2021: 4

Key Responsibilities:

Our Risk Committee is responsible for overseeing enterprise risk management for the Company, including information security. Its responsibilities include reviewing the Company’s identification of risks and their mitigation in light of the Company’s risk tolerance profile and business strategy, periodically reviewing the adequacy of the Company’s resources to perform its risk management responsibilities and achieve its objectives, meeting with the Company’s executive risk oversight committee, reviewing the Company’s information technology (including cybersecurity) and industrial security programs and reviewing the Company’s compliance with legal and regulatory requirements relating to business operations.

Committee Member Qualifications:

The Risk Committee charter requires at least one member shall hold specified security clearances and one member also serve on the Company’s Audit and Finance Committee.

Each member of the Risk Committee qualifies as an independent director, as defined under the applicable rules of the NYSE and TSX.

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Role of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of stockholders. The Board of Directors regularly interacts with management and is available to provide advice and counsel to management. The Board of Directors and its committees regularly schedule and hold executive sessions without any members of management present. General Estes, our independent Chair of the Board of Directors, presides at all executive sessions of the non-management directors.

The Board of Directors also carefully considers feedback received from stockholders and our Chair of the Board is responsible for maintaining relationships, communication and meeting with key stockholders and stockholder interest groups, as appropriate, in conjunction with our Chief Executive Officer.

Directors are expected to attend Board of Directors meetings and the meetings of the committees on which they serve. In 2021, the Board of Directors met a total of seven times. All directors attended 100% of the total meetings of the Board of Directors and the committees on which he or she served during his or her tenure during 2021, with the exception of two directors who each missed one Board meeting. These two directors still attended at least 75% of the total meetings of the Board of Directors and the committees on which they serve during their tenure in 2021. Directors are encouraged to attend the Company’s Annual Meeting of Stockholders, although such attendance is not mandatory. Generals Estes and Kehler, Messrs. Jablonsky, Louie and Zahler and Mmes. Decyk, Isham and Dr. Wilson attended the Company’s 2021 Annual Meeting of Stockholders.

Director Independence

As required by our Corporate Governance Guidelines and Nominating and Corporate Governance Committee charter, the Board of Directors has determined that each of Howell M. Estes III, Nick S. Cyprus, Roxanne J. Decyk, Joanne O. Isham, C. Robert Kehler, Gilman Louie, L. Roger Mason, Jr., Heather A. Wilson, Eric J. Zahler and Eddy Zervigon is an “independent director” as defined under the applicable rules and regulations of the NYSE and the TSX. Our independent directors represent 91% of our Board of Directors. Mr. Jablonsky is not independent since he also serves as our President and CEO. In determining the independence of our directors, the Board of Directors considered all transactions, relationships or arrangements in which we and any director had any interest. In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related-Party Transactions” beginning on page 29.

Board of Directors Leadership Structure

Our Corporate Governance Guidelines do not require the separation of the offices of the Chair of the Board and the Chief Executive Officer. Instead, the Board of Directors is free to choose its Chair in any way that it deems best for the Company’s stockholders, the Board and the Company at any given point in time. If the offices of the Chair of the Board and the Chief Executive are combined, then our Corporate Governance Guidelines provide that the Board will elect a lead director from among our independent directors. General Estes, one of our independent directors, has served as our Chair of the Board since 2019.

As Chair of the Board, General Estes is responsible for overall Board and individual director effectiveness and operation, as well as ensuring that the Board of Directors and its committees are operated pursuant to the Company’s Bylaws, Corporate Governance Guidelines and the committee’s respective charters. General Estes presides over meetings of the Board of Directors, fosters an understanding by the directors of their roles and responsibilities and communicates regularly with the Company’s Chief Executive Officer and the independent directors on the Board. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company.

Board of Directors Oversight of Risk

The Board of Directors actively monitors the Company’s risk profile, including through review of quarterly reports by its Risk Committee and, at least annually, review of the Company’s overall Enterprise Risk Management Program and mitigation strategies. The Risk Committee, a standing committee of the Board, is charged with oversight of enterprise risks, information technology and security risks, regulatory compliance risks and oversight of the Company’s development and execution of the Company’s Enterprise Risk Management Program. The Audit and Finance Committee is also responsible for overseeing risk, with specific responsibility for overseeing financial risks not addressed by the Risk Committee, including risks associated with preparation of financial statements. Members of management report to the Audit and Finance Committee and the Risk Committee on a quarterly basis concerning management of specific risks that may impact the Company. Both committees report to the full Board of Directors on all material risk considerations affecting the Company. It is a requirement that at least one member of the Risk Committee also serve on the Company’s Audit and Finance Committee. The Compensation Committee oversees the goals and risks associated with Maxar’s compensation programs and our human capital. The Nominating and Corporate Governance Committee oversees Maxar’s risks related to corporate governance and environmental, social and governance (“ESG“) matters. In addition, the full Board participates in an annual table-top exercise to test and assess our responses and processes in connection with a potential risk event.

The day-to-day enterprise risk management responsibilities for the Company are overseen by a management risk committee of the Company comprised of the Chief Internal Operations Officer, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, the Chief Human Resources Officer and other key executives and management of the Company, in accordance with the Company’s Enterprise Risk Management Policy. The Chief Internal Operations Officer has primary responsibility for reporting to the Risk Committee and the Audit and Finance Committee on enterprise risk matters, though other members of management may participate, as warranted by the matters to be discussed.

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The management risk committee also selects topics with regard to specific risks and potential vulnerabilities related to particular business areas and mitigation strategies that are discussed periodically with the Risk Committee and the Audit and Finance Committee. These deep-dive topics may include, among other things, business continuity planning, business execution, security and cyber risks and corporate, financial, talent and market risks. The management risk committee meets regularly and performs an annual enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the potential financial or reputational impact to the Company. The Company purchases cyber risk insurance with broad first party and third party coverage in an amount customary to our industry, but the Company has not made any cyber risk insurance claims to date.

Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not require the separation of the offices of the Chair of the Board of Directors and the Chief Executive Officer, as described under “Board of Directors Leadership Structure” above.

Anti-Hedging Policy

Our insider trading compliance policy prohibits our officers, directors, employees, contractors, consultants or agents from engaging in any transaction designed to hedge or offset the economic risk of owning shares of our common stock. Accordingly, any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, derivative or other similar transactions that are designed to reduce or limit the extent to which declines in the trading price of our common stock would affect the value of the shares of common stock, often in exchange for all or part of the potential for upside appreciation in the stock, owned by any officer, director, employee, contractor, consultant or agent are prohibited. In addition, our insider trading compliance policy provides that our directors, officers, employees, contractors, consultants and agents are prohibited in pledging their shares of our common stock as collateral for a margin account or loan.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct that governs our Board of Directors, senior officers (including our Chief Executive Officer and Chief Financial Officer) and employees. Copies of our Code of Ethics and Business Conduct can be found on our website under Investors, Corporate Governance, Governance Documents at http://investor.maxar.com. We will post to our website any amendments and waivers to the Code of Ethics and Business Conduct that are required to be disclosed by the rules of either the SEC, the NYSE, or the TSX.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that provide for responsible oversight and governance of the Company and management. Our Corporate Governance Guidelines cover a wide range of subjects, including: the role of the Board of Directors; composition of the Board of Directors, director responsibilities, director nomination procedures and qualification standards; director orientation and continuing education; procedures for annual performance evaluations of the Board of Directors and the committees; formal evaluation of our Chief Executive Officer; and succession planning and management development. The Nominating and Corporate Governance Committee regularly assesses our governance practices in light of market benchmarks and best practices. The Corporate Governance Guidelines are reviewed annually by the Board of Directors. A copy of our Corporate Governance Guidelines can be found on our website under Investors, Corporate Governance, Governance Documents at http://investor.maxar.com.

Succession Planning

The Board of Directors is responsible for the development and implementation of a succession plan for the Chief Executive Officer. As part of this process, the Board works on a periodic basis with the Chief Executive Officer to evaluate the Company’s succession plans upon the Chief Executive Officer’s retirement and in the event of an unexpected occurrence and the Board also periodically reviews the performance of the Chief Executive Officer. In addition, the Board, together with the Compensation Committee and our Chief Executive Officer, reviews and approves succession plans for other executive officers of the Company, including career planning for potential successors and programs to help develop management. Board members are expected to have a thorough understanding of the characteristics necessary for a Chief Executive Officer to execute on a long-term strategy that optimizes operating performance, profitability and stockholder value creation. The ongoing succession planning process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The succession plan for the Chief Executive Officer and other key employees is reviewed not less than annually with the Board of Directors in executive session.

Director Evaluation Process

The Board of Directors, through the Nominating and Corporate Governance Committee, establishes criteria and processes for the annual self-evaluation of the Board of Directors, each committee and each individual member of the Board of Directors. The self-evaluations focus on the contribution to the Company by the Board of Directors, each committee and each individual member of the Board of Directors, and specifically focus on areas in which a better contribution could be made. The Board of Directors has determined that every three years, it will engage an independent consultant to assist with its self-evaluations. The Board of Directors believes that through its annual self-evaluation and triennial third-party evaluation, the Board of Directors will continue to evolve to meet the Company’s long-term strategic needs and the interests of our stockholders.

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Communication with the Board of Directors

The Board of Directors encourages our stockholders and other interested parties who are interested in communicating with our Board of Directors, the Chair of the Board of Directors, or the independent directors as a group to communicate by mail as follows:

Board of Directors of Maxar Technologies Inc.

c/o Corporate Secretary

Maxar Technologies Inc.

1300 West 120th Avenue

Westminster, Colorado 80234

Additionally, stockholders and other interested parties who are interested in communicating with the Chair of the Board of Directors or the independent directors as a group may do so electronically by emailing: independentdirector@maxar.com.

Correspondence received will be reviewed by our General Counsel or another designee, who will regularly forward to the appropriate directors all correspondence that, in the opinion of such person, deals with the functions of the Board of Directors or committees thereof or that the General Counsel otherwise determines requires their attention. Certain items unrelated to the Board of Directors’ duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Directors may at any time review a log of all correspondence received by the Company that is addressed to any director and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit and Finance Committee and handled in accordance with procedures established by the Audit and Finance Committee with respect to such matters.

Related-Person Transactions Policies and Procedures

Our Board of Directors adopted a written Related-Person Transaction Policy, which sets out our policies and procedures for the review, approval, or ratification of any Related-Person Transaction. Under our Related-Person Transaction Policy, the Audit and Finance Committee will review the relevant facts and circumstances of each Related-Person Transaction and either approve or disapprove or ratify the Related-Person Transaction. Such review shall include, but not be limited to:

●	Whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
●	The extent of the Related-Person’s interest in the transaction; and
●	The conflicts of interest and corporate opportunity provisions of the Company’s Code of Ethics and Business Conduct.

Management presents to the Audit and Finance Committee each proposed Related Person Transaction, including all relevant facts and circumstances and updates the Audit and Finance Committee as to any material changes to any previously approved or ratified Related-Person Transaction. No member of the Board of Directors may participate in approval of a Related Person transaction for which he or she is a Related Person.

For the purposes of Maxar’s Related-Person Transaction policy, a “Related-Person Transaction” is a material transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest. A transaction involving an amount exceeding $120,000 is presumed to be a “material transaction,” though transactions involving lower amounts may be material based on the facts and circumstances. A “direct or indirect material interest” of a Related Person may arise by virtue of Control (as defined in the policy) or significant influence of the Related Person to the transaction or by direct or indirect pecuniary interest of the Related Person in the transaction. A “Related Person” is defined as:

●	Any person who is, or at any time since the beginning of the Company’s last completed year was, a director or executive officer of the Company or a nominee to become a director of the Company;
●	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
●	Any “Immediate Family Member” (any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner) of any of the foregoing persons as well as any other family member who might control or influence or who might be controlled or influenced by the forgoing persons because of his or her family relationship (this may, for example, capture a relative receiving monetary support from such person);
●	Any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a general partner, managing member or principal or in a position of having “Control” or significant influence or in which such person has a 5% or greater beneficial ownership interest; or
●	Any firm, corporation or other entity in which any director, executive officer, nominee or more than 5% beneficial owner is employed (whether or not as an executive officer).

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Certain Relationships and Related-Party Transactions

Since the beginning of our completed last year, there were no transactions, and there are currently no proposed transactions, in which: (i) the amounts involved exceeded or will exceed $120,000 and (ii) a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest, other than as discussed below.

On January 25, 2022, the Company invested $2,000,000 in Aurora Insight Inc. (“Aurora”), an entity that provides analytics on spectrum and wireless networks, in exchange for, among other things, certain equity interests in Aurora. Mr. Louie, a member of our Board of Directors, is a general partner of Alsop Louie Partners, which holds equity interests in Aurora equaling less than 35% of Aurora’s total outstanding equity. In addition, the Company also entered into certain commercial arrangements with Aurora that allow us to act a third-party distributor for Aurora’s products and services (“Distribution Agreement”). There have been no amounts earned under the Distribution Agreement to date.

Environmental, Social and Governance Matters

Mission

Maxar takes a sustainable stance by applying leading ESG practices to the innovations and solutions we create that make the world a better place for everyone.

ESG at Maxar

At Maxar, our Purpose and Values drive everything we do, influencing our decisions and guiding our efforts to use the Company’s extraordinary capabilities and people to improve and sustain the world in which we live. While Maxar has long factored ESG risks and opportunities into our business practices, in 2020, Maxar established a formal ESG program, the purpose of which is to improve and enhance our ESG focus.

Our commitment to responsible corporate citizenship, environmental sustainability and a positive, ethical culture help our business to be successful and help our various stakeholders benefit from that success. To that end, we have made a concerted effort over the past three years to focus and build on our ESG programs and practices and to continue our commitment to responsible corporate citizenship. Every Maxar team member, leader and member of the Board of Directors plays an important role in fulfilling this responsibility.

The Board of Directors

The Board of Directors plays a critical ESG role at Maxar. Every Board Committee has oversight responsibility for some aspect of ESG, with several specific ESG elements included in the charters of certain of our standing committees. Oversight of ESG policies and programs is a responsibility of the Nominating and Corporate Governance Committee, which also is responsible for corporate governance and enforcement of the Company’s Code of Ethics and Conduct. In addition to oversight responsibility for the Company’s annual financial statements and audit, the Audit and Finance Committee ensures that financials risks, as well as ethics and compliance hotline complaints are properly managed and addressed. The Compensation Committee oversees the goals and risks associated with Maxar’s compensation programs and our human capital. And the Risk Committee is responsible for, among other things, overseeing the Company’s Enterprise Risk Management Program and plans for managing key business concerns, such as cybersecurity and information technology.

Executive Leadership Team

The Executive Leadership Team oversees and incorporates ESG initiatives throughout their organizations. Each member of the Executive Leadership Team also actively leads, participates in and/or sponsors one or more ESG-relevant working groups within the Company including the Diversity, Inclusion and Belonging Committee, the Enterprise Risk Management Committee, the Compliance Committee, the Quality Assurance Committee, the Policy Governance Council and the Political Action Committee.

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ESG Leadership

ESG strategy is led by the Company’s Vice President/Deputy General Counsel with support from the Director of Sustainability. Others playing an integral role in ESG strategy include Company leaders overseeing facilities, Environmental Health & Safety, governance, diversity and inclusion, employee and community engagement, product quality, information security and compliance. ESG leaders are responsible for regularly assessing the risks and opportunities that are material to the business and our stakeholders and ensuring that they are appropriately understood and addressed in our business operations and strategies.

ESG Council

Maxar formed a cross-functional ESG Council to identify, assess and act on ESG-related risks and opportunities throughout the organization. With support from designated ESG Champions throughout the business, the ESG’s Council’s aim is continuous improvement in how those risks and opportunities are incorporated into business decision-making and operations. The ESG Council—composed of leaders representing every part of our business—uses goal setting and metrics to track progress and collaboration to drive a unified company-wide effort.

Materiality Assessment

Maxar conducted a materiality assessment in 2021 by engaging stakeholders to determine priority ESG topics, design the overarching ESG strategy and ensure ESG principles are embedded into all Maxar business operations. Information was gathered internally by surveying Company leadership, the ESG Council and numerous other team members across the enterprise. Information was compiled externally based on requests by and conversations with investors and customers as well as recommendations from ESG frameworks, such as the Sustainability Accounting Standards Board (SASB) and peer company assessments. The topics of greatest import to Maxar’s stakeholders are shown in our Materiality Matrix:

Influence on Stakeholder decision-making
VERY HIGH
HIGH
MODERATE
Business Ethics
Information Security
Product Design, Innovation and Quality
Diversity, Inclusion and Belonging
Climate Change and Environmental Impact
Energy Management
Employee Wellbeing
Community and Societal Impact
MODERATE
HIGH
VERY HIGH
Impact to Maxar
LEGEND
Environment
Social
Goverance/Economic

The information below describes some of our ESG policies, practices and initiatives. Additional information about Maxar’s corporate governance can be found in the Corporate Governance section of this Proxy Statement, beginning on page 24. Further, Maxar will be publishing an ESG Report at the end of June 2022, which will provide greater detail about our ESG program and align our data with the SASB reporting framework.

Governance and Economic Matters

Business Ethics

Maxar promotes a culture of ethical conduct and integrity with our team members, partners and suppliers through strong, ethical leadership and a robust Compliance Program. Through the Maxar Compliance Office and with the oversight of our cross-functional Compliance Committee, we have implemented numerous policies, practices and training programs to set expectations and facilitate ethical business conduct. Among other things:

●	Team members are required to annually review and acknowledge our Code of Ethics and Business Conduct.
●	Team members are required to complete annual training, offered online, on various Maxar policies including the Anti-Bribery & Anti-Corruption Policy, Anti-Harassment Policy and Trade Compliance Policy.
●	Advanced training in areas such as trade compliance, intellectual property protection and employment practices are provided to select teams across Maxar.

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●	Suppliers and vendors are required to review and acknowledge our Supplier Code of Conduct.
●	Policies are posted on Maxar’s intranet site, and many are available for public review on Maxar’s website.
●	Our Compliance Committee meets at least quarterly to review the effectiveness of our Compliance Program, review complaints made to the Ethics and Compliance Hotline and advise on compliance-related trends and initiatives. The Compliance Committee is comprised of some of our most senior executives including the CFO, CHRO and General Counsel.
●	Maxar leads or participates in various industry coalitions to establish and promote ethical and sustainable business practices in space including, for example, on the topic of satellite operations, maneuverability and de-orbiting.

Information Security

Information security is core to Maxar’s operations and business practices. We invest in sophisticated technology and deploy defenses and 24x7 cybersecurity monitoring to protect the privacy and security of our network, our customers and our team members. Compliance with the NIST SP 800-171 framework is a key element of our security program. We address breach notification and security requirements in contractual provisions as well as cybersecurity flow-down requirements to our supply chain through our Supplier Code of Conduct. We exercise regular phishing tests and perform vulnerability assessments to determine risks. We also support an active Insider Threat Program to protect against data loss and test our incident response plan at least annually.

The Maxar Privacy Policy addresses foreign and domestic privacy laws and focuses on protecting and minimizing the amount of, personal information stored. Our Data Protection Policy focuses on increasing the security of our internal and customer data. We educate our team members on the importance of data classification and how to create, collect, use, share, store and destroy data. Additionally, Maxar has monthly security awareness initiatives to educate team members about cyber risks in their professional and personal lives.

Product Design, Innovation and Quality

Maxar develops innovative products that provide solutions to complex and sensitive commercial and government issues through our investments in research and development and our focus on quality. At Space Infrastructure, Maxar maintains an ISO-9001:2015 and AS9100D certified Quality Management System and follows established Mission Assurance procedures and processes. The Maxar Mission Assurance program is based on NASA, U.S. Military Standards and heritage commercial practices and are proven to deliver reliable spacecraft. At Earth Intelligence, our Quality Assurance, Quality Control and Delivery teams ensure that all products meet or exceed regulatory requirements, internal requirements and customer specifications through continual improvement processes.

In addition to producing high-quality products, our innovations in design, materials and processes also lead to reduced environmental impacts. WorldView Legion incorporates the latest technologies for focal planes, on-board memory, signal processing electronics, optics and batteries reducing the size, weight and power (SWaP) of the satellites from 2600 kg (WorldView-3) to approximately 750 kg for each of the WorldView Legion spacecraft. Maxar incorporates the use of Role Out Solar Arrays (ROSA) and Solar Electric Propulsion (SEP) technologies both of which increase the power provided to satellite missions while decreasing the mass. Maxar established the Additive Manufacturing Center of Excellence to increase quality and reduce material use, waste, weight and cost using 3-D printed aluminum, titanium and plastic.

Social and Human Capital Matters

Diversity, Inclusion and Belonging

Diversity, Inclusion and Belonging (“DIB”) is the term used by Maxar to represent our deeply held belief that a culture of inclusion and belonging is essential to our mission and the thousands of team members and partners who deliver on that mission every day. In 2021, we hired our first leader of Diversity, Inclusion and Belonging and developed a comprehensive DIB strategy. The DIB strategy is a three-pronged approach designed to meet the imperative that our team members feel like they belong, that their opinions are respected and that their work environment allows them to perform to their full potential:

●	Build a diverse, high-performing workforce: Maxar will focus on increasing the number of diverse candidates in both internship spots and director-level (and above) leadership roles. Our 2021 goal, which we met and exceeded, was to ensure that for each director-level (and above) leadership role and internship spot, at least 50% of the candidates considered for such positions were diverse.
●	Foster a culture of inclusion and belonging: Maxar will develop inclusive leaders, foster a sense of community and take the time to learn more about our colleagues and appreciate their heritage.
●	Make an impact in the community and marketplace: Maxar will explore partnerships that can help us keep moving forward in our DIB efforts.

Our Employee Resource Groups (“ERGs”) grew to seven and we experienced significant team member participation in all of them. Our ERGs include groups focused on women, Black and African American team members, Asian American and Pacific Islander team members, Hispanic/Latinx team members, LGBTQ+ team members, veterans and team members with a disability. And, we added Inclusive Leadership and Implicit Bias training into our leadership development programs in which 25% of our people leaders participated last year. In 2022 and beyond, we are committed to further implementing our strategy, continued progress and transparency.

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Our 2021 U.S. workforce data is below:

Team Member Well-Being

Compensation and Benefits

Our team member rewards programs are designed to provide an innovative, competitive, sustainable and scalable package that allows us to compete for and retain top talent in our industry and markets, aligned with Maxar’s business and strategic objectives.

We strive to offer comprehensive benefits at a highly competitive cost-share to U.S. team members, including health insurance, direct round-the-clock access to doctors virtually and on-site, an array of targeted wellbeing programs, paid and unpaid leave, parental leave for all new parents for birth or adoption, retirement, life and disability programs, voluntary benefit options flexible to individual team member and family needs, tuition reimbursement, student loan forgiveness, adoption reimbursement, pet insurance and enhanced mental and emotional health support.

In order to encourage our value “We Act Like Owners,” we offer an Employee Stock Purchase Plan with a discount for team members in countries where it is practical to offer the program. We also offer short- and long-term incentive programs to eligible team members.

Outside of the U.S., we provide benefits to team members designed to be consistent with market-specific practices and culture alignment.

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Talent Development and Engagement

We are driving a listening culture at Maxar through programs that regularly seek to engage team members in an ongoing dialogue through town-halls, surveys, quarterly check-ins and listening sessions. We focus on topics including Maxar strategy and business updates, DIB, understanding leadership effectiveness, communications clarity and other areas for improvements. In 2021, we devoted special attention to our continued response to the pandemic and how team members were faring. For both ongoing and targeted pulse surveys the results are shared with leaders and team members and our executive team analyzes areas for future focus and prioritization in response to the feedback to drive meaningful improvement in team member engagement.

In 2021, we launched a major leadership development initiative focused on upskilling leadership competencies tied to our Maxar leadership framework. Our outreach included a leader learning series focused on timely leadership topics, entry level manager development and a senior leadership and networking program.

Support for Team Members Impacted by Natural Disasters

Many of Maxar’s team members live in the communities affected by the December 2021 Marshall Fire in Boulder County, Colorado. Maxar supported impacted team members with cost reimbursement for temporary housing, donations of paid time off, emergency prescription refills, mental health and other support services and resources such as instructions for 401(k) hardship loans and other emergency benefits.

Health and Safety

Maxar’s Environmental, Health and Safety (EH&S) organization helps ensure we provide safe work conditions for all our team members, partners and visitors.

●	We conduct health and safety training classes regularly – both in person for select teams and online for the broader workforce.
●	We train our volunteer emergency coordinators in CPR, first aid and emergency evacuation protocols.
●	Maxar’s Palo Alto 2020 manufacturing Occupational Safety Health Agency (OSHA) Recordable Incident Rate (“RIR”) of 0.9 is 47% below the Aerospace Product Manufacturing Industry average rate of 1.7. Maxar’s manufacturing OSHA RIR for 2021 is 0.6 (industry benchmarks for 2021 are not available at the time of this publication).

Continuing COVID-19 Response

We value our team members and their health and safety is important to us. It is also core to our successful operations across all areas of our business including manufacturing and satellite operations environments and our work at customer sites. We have taken significant actions over the past two years to address risk factors associated with COVID-19 and business continuity:

●	Our COVID-19 Response Team comprised of business leaders from Internal Operations, HR, IT and other groups, meets regularly to keep apprised of scientific, community and regulatory developments and provide informed and timely guidance to the business.
●	We conducted several pulse surveys of our team members, with special focus on our COVID-19 response and opportunities for improvement to ensure we understood team member concerns and could proactively address those concerns.
●	We focused on continuous communication and resources for team members, including open question and answer forums, health & safety updates, benefits and mental health, exposure notifications and travel information.
●	To provide for the health and safety of our workforce and business continuity, we implemented a Vaccination Policy requiring that Maxar employees be vaccinated for COVID-19 unless they have an approved accommodation. As an interim step to implementing this policy, we provided free daily on-site testing for our unvaccinated population for a portion of 2021. As of January 4, 2022, over 99% of our U.S. based team members were in compliance with our Vaccination Policy.
●	All of our facilities are open and operational to support business operations. We continually monitor and assess the locations and team member status to ensure we continue to operate safely for all stakeholders.

Environmental Matters

Climate Change and Environmental Impact

Responsibly managing both our environmental risks and our impact on the environment is of critical importance to us. We address climate change risks through our risk management system, business continuity planning and resiliency strategy. Maxar’s operations adhere to federal and state regulations for air and water emissions and waste disposal. Through environmental management, we comply with environmental regulations and aim to reduce our impact on climate change. In 2021, no environmental fines or penalties were imposed on Maxar.

Maxar pays particular attention to improving air and water quality and minimizing waste, including in space. In 2021, we continued this focus through numerous projects and processes including replacing R-22 refrigerants with non-ozone depleting R-407C in several of our HVAC systems, implementing a new AI- driven irrigation system at our headquarters building which will reduce our water consumption, utilizing additive manufacturing (3-D printing) to minimize our material usage and waste, increasing the amount of recycled and reused shipping and packing materials and continuing our industry leadership on limiting space debris through responsible space operations.

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Energy Management

Maxar actively monitors and reduces energy use in our facilities and information storage. Maxar’s main facilities use building monitoring systems to optimize HVAC settings and air balancing to reduce energy usage. We have ongoing programs to assess and replace poor efficiency heating and cooling equipment, power systems and lighting infrastructure. We regularly assess office needs and consolidate facilities where possible, including four facility consolidations in 2021. Starting in 2017, Maxar began a large data and server migration to secure cloud services. As of 2021, Maxar began to use the cloud for about 80% of our commercial imagery production, allowing for consolidation of our data center footprint and a decrease in our energy consumption and emissions.

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Executive Leadership Team

The role of our executive leadership team is to define our strategy and formalize clear objectives for our Company. Our Company’s success is dependent upon the right people, culture and organizational structure. The Board of Directors also recognizes the importance of effective executive leadership to our success. Each member of our executive leadership team serves at the pleasure of the Board of Directors. Please see Proposal 1 – Election of Directors – Our Board Members, for a biography of Mr. Jablonsky, our President and Chief Executive Officer and a member of our Board.

Along with Mr. Jablonsky, the following are the members of our executive leadership team as of March 15, 2022:

Executive Officers

7

joined Maxar in August 2018 as our Executive Vice President and Chief Financial Officer. Prior to joining Maxar, Mr. Porter served as Executive Vice President and Chief Financial Officer of Fluor Corporation from 2012 until 2017. Prior to Fluor, Mr. Porter served as Chief Financial Officer of Tenet Healthcare Corp and held other leadership positions at Raytheon, Northrop Grumman and TXU. Mr. Porter also served as a director of Bristow Group from June 2016 until October 2019 and was a member of their audit committee and served as a member of the board of directors of Perspecta Inc. from May 2018 until October 2018. Mr. Porter has a bachelor’s degree in accounting from Duke University and a Master in Professional Accounting (MPA) from the University of Texas at Austin and is a certified public accountant.

Biggs C. Porter

Age 68

Executive Vice President, Chief Financial Officer

Mr. Porter joined Maxar in August 2018 as our Executive Vice President and Chief Financial Officer. Prior to joining Maxar, Mr. Porter served as Executive Vice President and Chief Financial Officer of Fluor Corporation from 2012 until 2017. Prior to Fluor, Mr. Porter served as Chief Financial Officer of Tenet Healthcare Corp and held other leadership positions at Raytheon, Northrop Grumman and TXU Corp. Mr. Porter also served as a director of Bristow Group from June 2016 until October 2019 and was a member of their audit committee and he served as a member of the board of directors of Perspecta Inc. from May 2018 until October 2018. Mr. Porter has a bachelor’s degree in accounting from Duke University and a Master in Professional Accounting (MPA) from the University of Texas at Austin and is a certified public accountant.

Dr. Walter S. Scott

Age 64

Executive Vice President, Chief Technology Officer

Dr. Scott is Maxar’s Executive Vice President and Chief Technology Officer. As such, he is responsible for the design and specification of Maxar owned space assets, Maxar’s technology roadmap including system architecture, space mission architecture and R&D investments and government relations. He was DigitalGlobe's founder and served as its Executive Vice President and Chief Technical Officer. He was responsible for DigitalGlobe's Platform and Services Business Units, as well as space system acquisition and government relations. From 1986 through 1992, Dr. Scott held a number of technical, program and department management positions at the Lawrence Livermore National Laboratory, including serving as the assistant associate director of the Physics Department. Prior to this, Dr. Scott served as president of Scott Consulting, a Unix systems and applications consulting firm. Dr. Scott holds a Bachelor of Arts in Applied Mathematics, magna cum laude, from Harvard College and a Doctorate and Master of Science in Computer Science from the University of California, Berkeley.

Leon Anthony Frazier

Age 51

Executive Vice President and General Manager, Public Sector

Mr. Frazier joined Maxar in 2017 after its acquisition of DigitalGlobe and serves as our Executive Vice President and General Manager of Public Sector. In this role, he leads all sales, business development, program management and product innovation for Maxar's Public Sector Earth Intelligence customers. Prior to this role, Mr. Frazier led global go-to-market activities for Maxar. Mr. Frazier previously served as President of Radiant Solutions, which was formed by combining the Geospatial Services across legacy portions of Maxar, from 2017 until 2019. Mr. Frazier served as Senior Vice President, General Manager of DigitalGlobe’s Services business from 2013 and prior to DigitalGlobe’s acquisition of GeoEye, Inc. in 2013, and led GeoEye’s Marketing and Communications team since 2010. Prior to GeoEye, Mr. Frazier served as Senior Director of Product Management at Cisco Systems, where he brought to market emerging technologies core to Cisco’s video and collaboration strategy. Prior to Cisco, Mr. Frazier held senior marketing roles at Infor, iPhrase Technologies an MIT start-up acquired by IBM and pcOrder.com. Mr. Frazier began his career in strategic consulting at Bain & Company. Since March 2021, Mr. Frazier has served as a member of the board of directors of Iridium Communications Inc. (Nasdaq: IRDM). Mr. Frazier holds a Bachelors of Systems Engineering from the University of Pennsylvania and an MBA with distinction from Harvard University.

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James C. Lee

Age 51

Senior Vice President, General Counsel and Corporate Secretary

Mr. Lee joined Maxar in April 2019 as our Senior Vice President, General Counsel and Corporate Secretary. Prior to joining Maxar, Mr. Lee was Senior Vice President and Deputy General Counsel at Aramark Corp. where he was employed since August 2004. At Aramark, Mr. Lee led the legal function for Aramark Uniform Services and for Aramark Refreshment Services, as well as the real estate, M&A and labor relations functions for those businesses. Prior to that role, Mr. Lee was a M&A and securities attorney at O’Melveny & Myers in Los Angeles. He also served as Vice President and General Counsel at eConnections, Inc., a supply chain and purchasing software company. Mr. Lee received his bachelor’s degree in Economics from Yale University and his J.D. from Harvard Law School.

Elizabeth Andora

Age: 55

Senior Vice President, Chief Human Resources Officer

Ms. Andora joined Maxar in September 2018 and since November 2019, has served as our Senior Vice President and Chief Human Resources Officer (“CHRO”) after serving as DigitalGlobe’s Vice President, Human Resources. As the CHRO, Ms. Andora is responsible for developing and driving organizational and people strategies aligned with the strategic and tactical initiatives of the Company. Ms. Andora brings over 20 years of experience and has a strong background in leading human resources operations for startup to mid-size to large technology companies through critical stages of strategic growth. Previously, Ms. Andora held the position of VP, People and Places for Rally Software. Prior to Rally Software, Ms. Andora held various HR leadership positions with Sun Microsystems and Hewlett-Packard. Ms. Andora graduated from the University of Colorado in Boulder with a BA in Political Science and an MBA in Marketing and Management.

Christopher Johnson

Age: 45

Senior Vice President and General Manager, Maxar Space

Mr. Johnson joined Maxar in May 2021 as our Senior Vice President and General Manager, Maxar Space, where he leads our Space Infrastructure segment. Before joining Maxar, Mr. Johnson spent more than two decades at Boeing, most recently serving as President, Boeing Satellite Systems International where he was responsible for strategy, capture, development and manufacturing of Boeing’s commercial satellite business. Prior to that role, he was vice president of Boeing’s commercial satellite services division and held a number defense and intelligence-related engineering management and business development roles at the company. Mr. Johnson has a Master of Business Administration and a Master of Science in systems architecting and engineering from the University of Southern California and a Bachelor of Science in Mechanical Engineering from the University of Kansas.

Daniel Nord

Age: 44

Senior Vice President and General Manager, Enterprise Maxar Earth Intelligence

Mr. Nord joined Maxar in May 2021 as our Senior Vice President and General Manager, Maxar Enterprise Earth Intelligence. Before joining Maxar, Mr. Nord worked at Amazon beginning in 2017, where he first led Product Management for Games and then served as General Manager for Amazon Kids and Family’s Mobile, Content and International divisions. In that role, he led a Product Management organization. Before Amazon, he spent seven years at Electronic Arts as a studio General Manager and head of Product Management for Mobile and VR. Mr. Nord has a Master of Business Administration from Stanford University Graduate School of Business and a Bachelor of Science in Computer Science and Engineering from University of Pennsylvania.

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Carolyn Pittman

Age 58

Senior Vice President, Chief Accounting Officer

Ms. Pittman joined Maxar in 2019 and currently serves as our Senior Vice President, Chief Accounting Officer. Prior to joining the Company, Ms. Pittman was Vice President-Finance and Controller for Huntington Ingalls Newport News Shipbuilding from 2011 to 2018. Ms. Pittman joined Huntington Ingalls Newport News Shipbuilding in 2011, a spin-off of the Northrop Grumman Corporation. At Northrop Grumman, Ms. Pittman was Vice President and Chief Financial Officer, Enterprise Shared Services and Information Technology, from 2008 to 2011. She joined Northrop Grumman as a manager in 1995 and attained positions of increasing responsibility, including Vice President, Sector Controller, Vice President, Internal Audit and Chief Audit Executive. Ms. Pittman began her career with Ernst & Young LLP, where she held positions within audit and assurance services from 1985 to 1995. Since August 2017, Ms. Pittman has served as a member of the board of directors of Minerals Technologies Inc. (NYSE: MTX), where she is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Pittman holds an MBA in Finance from Dallas Baptist University and a Bachelor of Science in Business Administration from the University of Arkansas. Ms. Pittman is a Certified Public Accountant and a Certified Information Systems Auditor.

E. Jeff Robertson III

Age: 54

Senior Vice President, Chief Internal Operations Officer

Mr. Robertson joined Maxar in 2017 after its acquisition of DigitalGlobe and serves as our Senior Vice President, Chief Internal Operations Officer. Mr. Robertson has also served as our Chief Risk Officer. His responsibilities include Satellite Operations, Ground Engineering and Operations and Geospatial Product Production. In addition, Mr. Robertson leads the Maxar Shared Services organization, which includes IT, Facilities, Security, Enterprise Business Systems, Enterprise Risk Management and Procurement. Mr. Robertson previously served as Senior Vice President, Chief Information Officer and Chief Risk Officer of Maxar. Prior to joining Maxar, Mr. Robertson was the Chief Information Officer and Chief Information Security Officer at ADT Security Services. Mr. Robertson’s prior experience includes internet product and services startups, large program portfolio management and he spent 10 years at Andersen Consulting (now Accenture) leading finance and performance management innovation for customers. Mr. Robertson holds a bachelor’s degree in economics from Northwestern University.

Other Key Officers

Colleen Campbell

Age: 42

Senior Vice President, Chief Marketing and Communications Officer

Ms. Campbell joined Maxar in August 2021 as our Chief Marketing Officer. Ms. Campbell served as Vice President of Marketing and Communications at Alion Science and Technology, a leading defense contractor specializing in AI, C5ISR, electronic warfare, cyber and military training solutions from August 2019 until August 2021. She led marketing, media relations, advertising, communications, sponsorships and events for Alion’s three business groups. Prior to that, from April 2017 until February 2019, Ms. Campbell was Director of Digital Strategy and Integrated Communications at Northrop Grumman Corporation, where she was responsible for global brand management, advertising, digital marketing and communications. Ms. Campbell was previously the lead interactive strategist and head of digital research at the Glover Park Group and Vice President of Digital Strategy for Ogilvy Public Relations. Ms. Campbell has a bachelor’s degree in Political Communications from The George Washington University and a master’s degree in Communication, Culture and Technology from Georgetown University.

Thomas Whayne

Age: 56

Senior Vice President, Chief Strategy Officer

Mr. Whayne joined Maxar in November 2021 as Chief Strategy Officer. Previously, Mr. Whayne was Chief Financial Officer at OneWeb from 2018 to 2021, where he led the development of a global broadband communications constellation in Low Earth Orbit. Mr. Whayne also has more than 23 years of experience as an investment banker providing strategic and financial advice to the boards and management teams of many of the world’s largest technology, media, telecommunications and energy companies. As a Managing Director at investment banking firms including Credit Suisse First Boston, Morgan Stanley and Rothschild, Mr. Whayne advised on more than 30 completed merger and acquisition transactions each valued at greater than $1 billion. Mr. Whayne received an A.B. degree in economics from Harvard College and a J.D. degree from the University of Virginia School of Law.

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AUDIT RELATED MATTERS

Audit and Finance Committee Report

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee’s role is to assist the Board of Directors of Maxar in its oversight of: (i) the integrity of Maxar’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor.

The Audit and Finance Committee reviewed and discussed with management, the internal auditor and KPMG, management’s assessment of the effectiveness of Maxar’s internal control over financial reporting and KPMG’s evaluation of Maxar’s internal control over financial reporting. The Audit and Finance Committee reviewed and discussed with management and KPMG, the audited financial statements for Maxar for the year ended December 31, 2021.

The Audit and Finance Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit and Finance Committee received from KPMG the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee reviewed these materials and discussed KPMG’s independence with KPMG.

Throughout the year, the Audit and Finance Committee further discussed with management and KPMG other relevant and emerging topics including cybersecurity. Additionally, the Audit and Finance Committee worked closely with the Risk Committee.

Based on such review and discussions, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Maxar’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

The Audit and Finance Committee also appointed KPMG as Maxar’s independent registered public accounting firm for the year ending December 31, 2022, and recommended to the Board of Directors that such appointment be submitted to our stockholders for ratification.

The Audit and Finance Committee NICK S. CYPRUS, Chair GILMAN LOUIE L. ROGER MASON, JR. EDDY ZERVIGON

The foregoing report of the Audit and Finance Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

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Audit and Non-Audit Fees

The following table summarizes the aggregate fees billed to the Company by KPMG LLP for the years ended December 31, 2021 and 2020.

	2021	2020
	($)	($)
Audit Fees(1)	3,584,870	3,233,412
Tax Fees(2)	76,819	170,044
Audit-related Fees(3)	—	2,500
Total	3,661,689	3,405,956

(1)	Fees for the audit of our annual financial statements included in our annual report on Form 10-K, the audit of our internal control over financial reporting, the review of the financial statements included in our quarterly reports, audit services provided in connection with other regulatory filings and statutory audits performed by KPMG affiliated member firms.
(2)	Tax fees consisted of fees for tax advisory services and tax compliance services.
(3)	Audit-related fees related to financial due diligence support.

Pre-Approval of Audit and Non-Audit Services

All services, audit and non-audit, provided by our independent registered public accounting firm must be pre-approved by the Audit and Finance Committee or the Chair of the Audit and Finance Committee. As set forth in its charter, the Audit and Finance Committee must pre-approve: (i) all audit services to be provided by the independent registered public accounting firm and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit and Finance Committee may delegate responsibility for pre-approval of non-auditing services to one or more of its members, but the decision must be presented to the full Audit and Finance Committee. In 2021 and 2020, all audit and permissible non-audit services provided by KPMG were pre-approved by the Audit and Finance Committee pursuant to the foregoing pre-approval policy. The Audit and Finance Committee concluded that the provision of non-audit services was compatible with maintaining the independence of KPMG.

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COMPENSATION DISCUSSION & ANALYSIS

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Executive Summary

The Compensation Discussion & Analysis (“CD&A") describes the Company’s compensation philosophy and program for the Named Executive Officers listed below during 2021. It also describes our 2021 performance and the compensation decisions made by the Compensation Committee (or the “Committee” within this CD&A).

Our compensation philosophy and governance guidelines are the foundation for our program design and decision-making. The approach to compensation is informed by the business strategy and the evolving landscape, stockholder feedback and the balance of attracting and retaining key talent. The key components are listed beginning on page 48 of this document, and our actions are highlighted throughout the document with a corresponding green check mark. √

2021 Named Executive Officers (NEOs)

Our 2021 NEOs and their titles are as follows:

Name	Title
Daniel L. Jablonsky	President and Chief Executive Officer (CEO)
Biggs C. Porter	Executive Vice President, Chief Financial Officer (CFO)
Walter S. Scott	Executive Vice President, Chief Technology Officer
Leon Anthony Frazier	Executive Vice President and General Manager (GM), Public Sector
James C. Lee	Senior Vice President, General Counsel and Corporate Secretary

Business Overview and 2021 Performance and Strategic Initiatives

Maxar is a provider of comprehensive space solutions and secure, precise, geospatial intelligence. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with unrivaled speed, scale and cost effectiveness. Maxar’s 4,400 team members in 20 global locations are inspired to harness the potential of space to help our customers create a better world.

Key financial results: We generated $1,770 million in revenue, $46 million in net income and $424 million in Adjusted EBITDA* in 2021 while making solid progress in positioning Maxar to win in Earth Intelligence and establish a firm foundation for growth at Space Infrastructure, all while improving our capital structure and financial flexibility.

Wins in Earth Intelligence: We remain focused on winning in Earth Intelligence, which means driving bookings growth, including for capacity on WorldView Legion, growing 3D capabilities and extending our two-decade-long partnership with the U.S. government through the NRO’s Electro-Optical Commercial Layer program, for which we have submitted our bid. In 2021, we signed agreements with many of the world’s largest and most sophisticated users of geospatial intelligence, including renewals with five direct access customers, executing the second phase of the U.S. Army’s One World Terrain program and signing one-year contract options for the National Geospatial-Intelligence Agency’s Global Enhanced GEOINT Delivery (“Global-EGD”) and National Reconnaissance Office’s EnhancedView Follow-On programs. Three long-term customers also signed pre-launch WorldView Legion capacity commitments, underscoring the extent to which our customers rely on the resolution, accuracy and collection capacity that is unique to our satellite constellation.

We continue to invest in platforms such as SecureWatch and Global-EGD, which provide online access to our geospatial data and analytical tool sets to hundreds of thousands of users across the U.S. government and allied nations and to commercial enterprise customers. And we've been developing artificial intelligence and machine learning capabilities that help turn data into insight and drive improved sensor-to-shooter timelines. It's clear that the geopolitical environment is driving government investment in the areas of focus for Maxar, and we believe we are well positioned to meet these emerging needs with well-proven technologies.

Establish a firm foundation for growth at Space Infrastructure: We are committed to consistent execution against some of the world's most complex space programs and to establishing a foundation for future growth. In 2021, we launched the SXM-8 high-powered, digital, audio radio satellite for SiriusXM and Star One D2, the third satellite Maxar has built for Embratel over the past decade. Last year, we were awarded contracts to build the SXM-9 and SXM-10 spacecraft for SiriusXM. We delivered to NASA the Psyche spacecraft, which recently completed thermal vacuum testing and will launch later in 2022 to explore a metal-rich asteroid; we completed the Preliminary Design Reviews for the Power and Propulsion Element we are developing for NASA’s lunar Gateway; we integrated a NASA pollution-monitoring payload with a commercial communications satellite we’re building for Intelsat; and we completed the Critical Design Review for a robotic arm that will demonstrate the ability to assemble and reconfigure spacecraft components in space as part of NASA’s upcoming On-Orbit Servicing, Assembly and Manufacturing-1 mission.

Maintain financial flexibility: We continued to improve our capital structure and financial flexibility. Earlier in 2021, we issued 10 million shares and used the proceeds to redeem $350 million of expensive debt that was due in 2023. We believe this transaction, combined with the positive free cash flow generation, strengthens our financial position and sets us up for continued growth. We continue to see significant cash generation in the years ahead, which we believe should drive debt and leverage levels lower.

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2021 Say on Pay Vote Results, Stockholder Outreach and What We Heard    √

In 2021, we held a non-binding advisory vote of our stockholders on executive compensation (“Say on Pay”). Stockholders representing approximately 97.7% of our common stock in person or by proxy and entitled to vote on the proposal voted in favor of the Say on Pay proposal, an increase of approximately 2 percentage points over 2020. Based on the overwhelming support of our stockholders, our Compensation Committee determined not to make any significant changes to our compensation program following our annual meeting. However, we continue to drive alignment of our executive compensation with stockholder interests and with this result, we continued our outreach efforts to: (1) listen to any stockholder concerns; (2) solicit feedback on our executive pay programs and potential changes; (3) answer any questions about Maxar’s executive pay strategy, or other governance related questions and (4) reinforce that Maxar’s business and compensation programs will continue to evolve.

This effort included highlighting Company actions and decisions through individual investor calls with management in April 2021, at analyst conferences, and Investor conferences. The outreach efforts were led by the Chair of the Compensation Committee, with support from Maxar’s Chief Human Resources Officer and others. The focus of these conversations was to discuss Maxar’s executive compensation program design, discuss our compensation philosophy and commitment to pay for performance, highlight our governance focus and gather feedback. What we heard:

What We Heard	Company Actions
Ensure that executives and directors have meaningful equity ownership in the Company.	Continued approach of granting long-term incentive (“equity” or “LTIP”) in the form of fully equity-settled Performance Stock Units (“PSUs”) and RSUs.
Performance metrics should address Company and stockholder priorities.

Continued application of an Adjusted Cash Leverage (“ACL”)* debt metric in our 2020, 2021 and 2022 PSUs, because it maintains a focus on the Company’s efforts to de-leverage and is aligned with stockholder interest.

Pay programs should reward continued focus on cash flow and strategic objectives.

Retained Free Cash Flow* as an important metric in our short-term incentive plan. Free cash flow goals represented 30% of the short-term incentive plan performance metrics for executives in 2019 through 2021, an increase from 20% in 2018.

In 2021, the Company also added key strategic objectives as metrics in the short-term incentive plan (“STIP” or “bonus”), including focus on WorldView Legion, the Electro-Optical Commercial Layer (EOCL) contract and ESG objectives.

Pay programs should align with Maxar’s stock performance.

Granted 2021 PSUs which are weighted 50% on relative Total Stockholder Return (“TSR”) performance which aligns our executives with stockholders and holds accountable to market performance expectations.

As noted in “2021 Target Pay Mix” 85% of the CEO’s target total direct compensation was in performance-based incentives, and 78% of our other NEOs target total direct compensation was in performance-based incentives.

*       Adjusted Cash Leverage is a non-GAAP measure and is described in more detail below in the section entitled “2021 Long-Term Incentive Plan (LTIP)”. Free Cash Flow is a non-GAAP measure that is discussed in more detail below under the section entitled “2021 Short-Term Incentive Plan (STIP)”.

2021 Compensation-Related Actions    √

For 2021, the Board and Compensation Committee made the following key compensation determinations, which we believe, continue to reflect pay practices aligned with U.S. market expectations and further align our executives with stockholders.

●	Maintained incentive compensation programs that tie payouts directly to Company and individual performance.
●	Approved payouts under our 2021 short-term incentive plan of 110% of target for our NEOs who were employed through the payment date in March 2022.
●	Continued our equity program, with 50% of the target value of awards issued as PSUs and 50% as RSUs.
●	The Compensation Committee and the Board approved grants of PSUs and RSUs to our NEOs in Q1 of 2021. The PSUs require Maxar to achieve certain multi-year performance goals tied to ACL and relative TSR and will not be earned unless certain minimum performance thresholds are met. The 2021 PSUs comprise 50% of our NEO’s 2021 target LTIP value, with the remaining LTIP value comprised of time-vested RSUs.
●	Refined our peer group in consultation with our compensation consultants for the purpose of benchmarking NEO compensation data and market practices.
●	Continued to conduct compensation risk assessments to determine the appropriateness of our incentive plans and governance policies.

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●	Conducted stockholder outreach in the spring.

Objectives and Elements of our Compensation Program    √

The overall objectives of our compensation program allow us to:

●	Attract and retain highly qualified executives committed to our values;
●	Motivate our executives to advance our business; and
●	Align the interests of our executives with the interest of stockholders.
	Element of Compensation	Purpose	Key Characteristics

Fixed	Base Salary	Provide a customary, fixed element to attract and retain highly qualified executives	Determined by role, experience of the individual and competitive market data

At Risk	Short-Term Incentive Plan (“STIP”)	Reward executives for achieving annual financial and business and personal objectives

Earned based on annual financial performance criteria, including Revenue, Free Cash Flow, Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)* and achievement of Strategic Company Objectives

	Long-Term Incentive Plan (“LTIP”)	Link the interests of executives with stockholders, make decisions in the long-term interests of stockholders, retain and reward executives for achieving longer-term objectives	Combination of performance-vested and time-vested awards Performance-vested awards only vest upon the achievement of one, two and three-year goals Time-vested awards vest ratably over three years

*       Adjusted EBITDA and Free Cash Flow are non-GAAP measures that are discussed in more detail below under the section entitled “2021 Short-Term Incentive Plan (STIP)”.

Executives are generally eligible for programs aligned with all employees within their country of employment. Maxar offers minimal perquisites, primarily an executive physical program. In the United States we do not offer pension or other retirement plans, other than a 401(k) retirement plan that is offered to our U.S. employees generally.

Compensation Principles and Governance Highlights    √

The Compensation Committee has designed CEO and executive total compensation packages to drive actions that align with both the short-term and long-term interests of our stockholders, through application of the following principles:

●	Pay at Risk Tied to Company Performance: We support our overall business objectives by aligning a substantial portion of executive total compensation to our financial and operating performance, with 85% of Mr. Jablonsky’s targeted total direct compensation (consisting of base salary, target cash incentive opportunity and the grant date fair value of equity awards) and 78% of targeted total direct compensation for our other NEOs, on average, tied to Company performance or the value of our common stock.
●	Stockholder Alignment: We link our executives’ and our stockholders’ interests by issuing awards with payouts tied directly to the Company’s financial performance and the value of our common stock.
●	Compensation Informed by Market Data: We annually review and consider executive compensation packages against market compensation data, including from a peer group of companies selected specifically for that purpose.
●	Absolute and Relative Pay-for-Performance: We structure components of pay to align with key performance metrics, using both absolute and relative measures.

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●	Incorporate Governance Best Practices: Our executive compensation practices are informed by best practices in governance, including:
What We Do		What We Don’t Do
√	Align short- and long-term incentive programs to stockholder interests.	X	We do not provide our executive officers with tax gross ups on severance or change-in-control benefits.
√	Engage with and seek feedback from our stockholders regarding our executive compensation program.	X	We do not provide “single trigger” severance or equity award vesting in connection with a change in control.
√	Conduct annual risk assessments of our compensation policies and practices.	X	Our equity plan does not allow repricing of underwater options without stockholder approval.
√	Maintain a clawback policy, which allows for the recovery of both cash and equity incentives.	X	We do not permit directors, officers and employees to hedge or pledge our stock.
√	Maintain rigorous stock ownership guidelines to support the alignment of executive and Board interests with those of our stockholders.	X	Our equity plan does not allow for the liberal share recycling of options, SARs and full value awards.
√	Compensation Committee retains an independent compensation consultant.	X	We do not provide significant executive perquisites or supplemental benefits.
√	Cap cash incentive and PSU payouts.	X	We do not pay dividend equivalents on unvested RSU or unearned PSU awards.

Compensation Philosophy and Objectives    √

Maxar’s executive compensation philosophy is built on a commitment to link pay to performance and align our compensation incentives with stockholder interests. Executives are rewarded for achieving our key strategic business goals, and a substantial portion of each executive’s compensation opportunity is in the form of equity awards with value directly linked to our stock price. Our executive compensation program is also designed to attract and retain executive talent in a competitive marketplace and challenging business environment and to compensate executives at competitive, but responsible, levels. We maintain executive compensation and governance risk-mitigating best practices (such as clawback policies and executive and board stock ownership guidelines) to help ensure that our compensation programs do not encourage excessive risk taking. In addition, the majority of our compensation for our executives is in the form of equity, which further ties their interests to those of our stockholders. We believe that our balanced, performance-based approach best serves the interests of our stockholders.

A key component of our business strategy is to provide appropriate incentives to attract, retain and motivate top talent. The Compensation Committee has designed CEO and executive total compensation packages to drive actions that align with both the short-term and long-term interests of our stockholders and to provide value as the business continues to de-lever and profitably grow.

Executive Compensation Decision-Making Process    √

The Compensation Committee devotes significant time throughout the year to executive compensation matters in order to align executive pay with corporate performance and stockholder interests. In determining executive compensation, the Compensation Committee obtains input and advice from our independent compensation consultant and reviews recommendations from our CEO with respect to the performance and compensation of our other NEOs. Annually the Board of Directors, upon recommendation from the Compensation Committee, reviews and approves CEO compensation.

In determining appropriate executive compensation levels and design parameters, the Compensation Committee reviews the feedback we receive from investors and considers Maxar’s financial and stock price performance. The Compensation Committee structures the executive compensation program to: (1) link pay and performance; (2) align compensation with stockholder interests; (3) drive and support our business strategy; (4) attract and retain a qualified senior executive team to provide business continuity and strategic leadership; and (5) incorporate market and best practices with respect to compensation-related governance.

With the unprecedented uncertainty driven by the global dynamic business market and environment, the Compensation Committee retains discretion to review and modify metrics to ensure appropriate alignment of business objectives with stakeholder interests.

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Key Participants and Their Roles    √

The key roles and responsibilities of parties involved with executive compensation include the following:

ROLE	RESPONSIBILITIES
Board of Directors

•      Approves the CEO’s compensation with input and recommendation from the Compensation Committee

•      Approves equity plans and share pool increases under equity plans (subject to stockholder approval)

•      If requested by the Compensation Committee, reviews and approves executive compensation, with input and recommendation from the Compensation Committee

•      Reviews and approves the Compensation Discussion & Analysis to be included in the appropriate filing

Compensation Committee

•      Reviews and approves:

•      Performance metrics and goals under compensatory plans and arrangements

•      The peer group used for executive compensation

•      Reviews and approves the corporate goals and objectives with respect to the CEO’s compensation, and evaluates the CEO’s performance and makes recommendations to the Board of Directors regarding the CEO’s compensation

•      Reviews and approves the compensation of all executives other than the CEO

•      Reviews and approves the Company’s executive incentive compensation and equity-based plans, arrangements and awards (or makes recommendations to the Board of Directors regarding such matters that require Board of Directors approval)

•      Considers stockholder feedback, business situation and market practices, among other factors, to help align our compensation programs with the interests of our stockholders and long-term value creation

•      Reviews and recommends to the Board of Directors that the Compensation Discussion & Analysis section be included in the appropriate filing

•      Approves the Compensation Committee Report included in our annual proxy statement

•      Oversees executive succession planning and senior leadership development

•      Periodically reviews and advises on human capital strategies, initiatives and risks

Independent Compensation Consultant

•      Provides advice and data to the Compensation Committee regarding our executive compensation program, including:

•      Input on pay philosophy, best practices and market trends

•      Selection of peer group

•      Executive compensation practices and pay levels at peer group companies

•      Design of short- and long-term cash and equity compensation and changes to equity plans

•      Reviews and provides an independent assessment of the compensatory data and materials presented by management to the Compensation Committee

•      Independently meets in executive session with the Compensation Committee at each quarterly meeting of that Committee

•      Reviews and comments on the Compensation Discussion & Analysis portion of our annual proxy statement (or annual report)

Chief Executive Officer

•      Evaluates executive performance and recommends adjustments to executive base salary and short- and long-term compensation (for other executives)

•      Develops business strategy and goals, which are considered and approved by the Compensation Committee and Board of Directors in the design of our executive compensation program

•      Recommends performance metrics and goals under the short- and long-term plans

Engagement of Independent Compensation Consultant    √

The Compensation Committee again engaged Meridian Compensation Partners as its compensation consultant in 2021 to provide advice on compensation of the Company’s executive officers and Non-Employee Directors. Meridian did not provide any other services to the Company in 2021. Pursuant to SEC rules, the Compensation Committee has assessed the independence of the consultants engaged in 2021, and concluded that Meridian is independent and did not have any conflict of interest with the Company or any of its directors or executive officers.

Risk Considerations    √

While the Board of Directors has overall responsibility for risk oversight, each of the standing committees of the Board of Directors regularly assesses risk in connection with executing its responsibilities. As such, the Compensation Committee assesses the potential risks arising from our compensation policies and practices. The Compensation Committee and its independent compensation consultant reviewed and discussed the Compensation Committee’s risk assessment for 2021 including the governance components and roles and decision-making described earlier. The Compensation Committee determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company.

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Compensation Competitive Analysis and Market Data    √

The Compensation Committee’s decision-making on executive pay levels and executive compensation program design is informed by benchmark compensation market data. However, executive compensation levels are not targeted to any particular reference point against peer group or other market data; instead the Compensation Committee reviews each individual’s compensation against available data, the executive’s background and experience, past performance where known, span and scope of the role and other factors as appropriate.

Executive compensation determinations are based on various factors, some of which include (1) the results of the competitive market analysis and peer practices; (2) input from the Compensation Committee’s independent consultant; (3) the Company’s performance; (4) the performance of each NEO and their contribution to our overall results; (5) each NEO’s experience, skill set, span of responsibilities and tenure and (6) internal equity. The weight of each factor is likely to vary from year to year and from executive to executive and, except as discussed in this Compensation Discussion and Analysis, executive compensation decisions are the result of the Compensation Committee’s (or the Board of Directors’, as the case may be) business judgement.

Peer Group    √

For 2021 compensation decisions, in the third quarter of 2020 the Compensation Committee, management and Meridian worked together to refine the Company’s peer group of public companies for executive compensation benchmarking. Following consideration of the business performance, the market capitalization (“Market Cap”) of the Company and the Company’s business, the Compensation Committee determined that the previous peer group needed to be adjusted to ensure appropriate benchmarking of executive compensation pay levels, pay structure and policies, in support of Company decision-making.

Maxar has few natural peers due to the Company’s unique mix of business offerings and operations, therefore companies were sought to represent the complexity of the Company and the markets in which Maxar competes for executive talent. The peer screening criteria included the following:

●	Publicly-listed U.S. companies;
●	Generally, in the Aerospace & Defense and Information Technology industries; and
●	Corporate revenues generally within a range of 0.33x to 4.5x Maxar’s consolidated revenues, and Market Cap of $1 billion to $33 billion. The revenue variable was selected as the primary screening criterion, because it is seen as a better overall proxy for organizational size and complexity, for purpose of benchmarking compensation opportunities. Market Cap is inherently more volatile, and is more closely correlated with changes in actual realized pay outcomes, but less suitable as the basis for a benchmarking peer group focused on evaluating pay opportunities.

Additional considerations included: (1) key competitors for executive and non-executive talent; (2) investor peers (and peers of those peers); and (3) other qualitative factors about peer candidate degree of business similarity to Maxar.

Some of Maxar’s closest business peers and competitors for talent from the list below exceeded the higher end of the revenue range, but the Compensation Committee determined to include them in the peer group given their similarities to Maxar otherwise.

The final benchmark peer group for 2021 compensation decisions includes companies from a cross-section of industries to help mirror Maxar’s business and operations. At the time of the competitive benchmarking analysis, the median revenue of the peer group was $2.3 billion compared to Maxar’s $1.7 billion revenue. The Compensation Committee viewed this positioning as appropriate while also taking this relative positioning into account when evaluating market data results. Market data results are just one factor among many that influence pay decisions at Maxar.

Given the changes in Maxar’s business size and strategy, as well as ongoing industry consolidation, the Compensation Committee will continue to review the peer group and criteria for alignment with the size and complexity of the Company on a regular basis.

Aerojet Rocketdyne Holdings, Inc.	Booz Allen Hamilton Holding Corporation	CACI International Inc.
CAE Inc.	Cubic Corporation	Curtiss-Wright Corporation
FLIR Systems, Inc.	Fortinet, Inc.	Kratos Defense & Security Solutions, Inc.
ManTech International Corporation	Mercury Systems, Inc.	Moog Inc.
OSI Systems, Inc.	Science Applications Int’l Corp.	Teledyne Technologies Incorporated
Trimble Inc.	Viasat, Inc.

The companies removed from the peer group for 2021 compensation decisions were: L3 Harris Technologies, Inc. and Leidos Holding, Inc. Both were found to have revenues that exceeded the established range for the peer group.

In the third quarter of 2021, the Compensation Committee, management and Meridian reviewed the Company’s peer group of public companies for executive compensation benchmarking for 2022. The peer screening criteria and other considerations taken into account in the review were substantially similar to those described above. Following consideration of the business performance, the Company’s Market Cap, the Company’s Business and changes in the market due to consolidation, the Compensation Committee determined to remove Aerojet Rocketdyne Holdings, Inc., Cubic Corporation, FLIR and CAE Inc. from the peer group and add Parsons Corporation, Perficient, Inc., Virgin Galactic Holdings, Inc., HEICO Corporation and Iridium Communications, Inc.

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Executive Compensation Policies, Provisions and Agreements

In addition to regular governance and risk reviews, the Compensation Committee and Company maintain a number of policies and approaches relative to Executive Compensation. These are described as follows:

Stock Ownership Guidelines    √

Position	Requirement
Chief Executive Officer	5x Base Salary
Executive Vice President	3x Base Salary
Other Eligible Executives at the Senior Vice President level	2x Base Salary
Non-Employee Directors	5x Annual Cash Retainer

We maintain stock ownership guidelines that apply to the CEO, other executive officers including the NEOs and our Non-Employee Directors. The Stock Ownership Guidelines require our directors and officers to hold shares of our common stock at the levels listed above. Shares counted for purposes of the guidelines include shares of common stock: (i) held directly or indirectly (either individually or in a brokerage account) or by or for the benefit of immediate family members; (ii) by trusts for the benefit of such person or such person’s immediate family members; (iii) in a retirement plan, or employee equity purchase or deferred compensation plan; and (iv) shares underlying restricted stock or RSU awards that vest solely based on the passage of time (provided that shares that would need to be withheld for taxes for employees shall be deducted).

Participants have until the later of the fifth anniversary of: (i) the original effective date of the policy of November 1, 2018; or (ii) their date of hire, promotion or appointment, as applicable, to come into compliance with the policy. With recent changes in stock price and newly increased ownership guidelines, the Compensation Committee is monitoring the compliance of NEOs and Board members with the enhanced guidelines. As of the date of this proxy filing, all NEOs and Board members with greater than two years of service have met or exceeded their ownership guideline.

Please refer to the section titled “Share Ownership” for a presentation of the equity holdings of our directors and NEOs.

Clawback Policy    √

We maintain a clawback policy. This policy provides that in the event the Company must restate its financial statements due to its material noncompliance with any financial reporting requirement, within three years of the date of the first public filing of such financial statements, the Compensation Committee may direct the Company to seek to recover, any variable cash compensation and any incentive equity awards awarded or paid to the Company’s executive officers. In addition, if the Compensation Committee determines that the amount of any such variable compensation actually paid or awarded to the executive officer would have been lower had it been calculated based on such restated financial statements then the Compensation Committee may cancel or retract any variable compensation that has not yet been paid or settled and/or seek to recover from such executive officer the after-tax portion of the difference between the awarded compensation and the actual compensation that has been paid or settled. This clawback policy does not limit any other remedies the Company may have available to it in the circumstances, which may include, without limitation, dismissing an employee or initiating other disciplinary procedures. The provisions of this clawback policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws.

Anti-Hedging and Pledging Policy    √

The Company’s Insider Trading Policy prohibits the Company’s directors, officers, employees, consultants and agents from engaging in hedging transactions or pledging the Company’s securities as collateral for a loan.

Employment Agreements and Severance Protections

We have entered into employment and severance agreements with certain of our NEOs, and our equity awards provide for continued or accelerated vesting in certain circumstances in connection with a termination of the award holder’s employment. We believe that these arrangements help to ensure the day-to-day stability and focus of our management team and are consistent with competitive practices.

For a description of the employment agreements and severance protections with our NEOs, please see the section “Employment Agreements and Severance Protections” below.

Benefits and Perquisites    √

The Company offers an elective annual executive medical evaluation, in coordination with our health insurance, as a perquisite to our NEOs. The Company believes that perquisites should not represent a significant portion of compensation to our NEOs. Additionally, Mr. Lee received relocation benefits in accordance with the terms of his offer of employment and as reflected in the Summary Compensation Table.

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Share Matching Program

Historically the Company offered a share matching program pursuant to the MacDonald, Dettwiler and Associates Ltd. Share Ownership Plan (“Matching Program”), whereby senior executives are granted one share of common stock for every three shares held for a consecutive period of three years. Once a participant holds shares equal to 1.5x his or her salary (or 3x his or her salary in the case of our CEO), the Company no longer has an obligation to match shares under the Matching Program. Shares of our common stock are purchased on the open market to satisfy obligations under the Matching Program. Because the NEOs only receive shares under the Matching Program after they have held shares for three years, subject to their continued employment (other than in the event of death or disability), the Matching Program promotes retention of those executives and their alignment with the interests of our stockholders.

In conjunction with our U.S. Domestication, the Board of Directors froze this program effective December 1, 2018. Qualifying purchases up to that date will remain eligible for matching, as long as the executive meets the service and holding period requirements under the plan. No new matching benefits will be provided in respect of Company shares acquired after December 1, 2018.

As of December 31, 2021, one current senior executive, Mr. Porter, had grandfathered matching benefits under the Matching Program. This program will sunset in early 2022.

Tax and Accounting Considerations

The financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. The Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation. However, the Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy regarding financial reporting and income tax consequences of our executive compensation programs.

2021 Executive Compensation Program

The compensation of our NEOs is linked to corporate and individual performance as well as the interests of our stockholders. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Maxar’s executive compensation program elements and metrics are summarized below:

Component	2021 Metrics and Weighting	Purpose
Base Salary - Cash	N/A	• Fixed compensation for role and responsibilities
Short-Term Incentive Program (STIP) - Cash	Revenue (10%) Adjusted EBITDA (30%)* Free Cash Flow (30%)* Strategic Objectives (30%)

•      Recognize and drive the achievement of annual financial and non-financial objectives aligned with the Company’s Board-approved annual operating plan (AOP).

•      Continue the focus on cash generation and retention to de-lever the Company.

•      Hold executives accountable for achieving strategic business objectives.

Long-Term Incentive Program (LTIP) - Equity	Granted 50% by target value in the form of PSUs and 50% by target value in the form of RSUs.

•      Align pay to attainment of longer-term performance goals associated with Maxar’s business strategy.

•      Align compensation with stockholder value creation.

•      Encourage retention of executives with vesting requirements and overlapping performance periods.

•      2021 PSU metrics include relative TSR (weighted 50%), and Adjusted Cash Leverage (weighted 50%). The PSU awards are described in more detail below.

*       Adjusted EBITDA and Free Cash Flow are non-GAAP measures that are discussed in more detail below under the section entitled “2021 Short-Term Incentive Plan (STIP)”.

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2021 Target Pay Mix    √

The following charts outline the breakdown of 2021 targeted compensation for our NEOs, specifically, base salary, target STIP and target LTIP grant date values (collectively, “Total Direct Compensation”). Consistent with our objective of pay-for-performance, a substantial portion of Total Direct Compensation is variable in the form of annual incentives and equity awards, with a significant amount of compensation to be earned based on performance-based metrics in the STIP and PSUs.

In 2021, 85% of our CEO’s Total Direct Compensation was tied to performance and/or the value of our common stock, a 1% increase over 2020, and 78% of Total Direct Compensation for our other NEOs on average, was performance-based and/or had a value based on the value of our common stock, a 1% increase over 2020.

Base Salary

The table below shows annual base salary levels for our NEOs in 2021 and 2020. In February 2021, following consideration of on-going business changes, the Compensation Committee recommended and the Board approved, an increase in Mr. Jablonsky’s base salary to reflect his high performance and move his pay closer to the median for similar positions at our peer group of companies.

	2021	2020
Name	($)	($)
Daniel L. Jablonsky	900,000	800,000
Biggs C. Porter	625,000	625,000
Walter S. Scott	500,000	500,000
Leon Anthony Frazier	450,000	450,000
James C. Lee	435,000	435,000

2021 Short-Term Incentive Plan (STIP)

Maxar’s STIP is designed to motivate executives to achieve specified Board-approved financial performance goals that are established at the beginning of each year and that are aligned with the Company’s strategy and operating plan. The STIP provides the opportunity for individual executive payments to be adjusted based on performance in a range of 50% to 120% of funded individual target.

The STIP incorporated the following performance measures and weightings in 2021:

Adjusted EBITDA	Free Cash Flow	Revenue	Strategic Objectives
30%	30%	10%	30%

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Each NEO’s target annual cash incentive (expressed as a percentage of base salary) under the STIP for 2021 was: 105% for Mr. Jablonsky, 80% for Mr. Porter, 75% for Mr. Scott, 90% for Mr. Frazier and 65% for Mr. Lee. Each NEO’s maximum annual cash incentive for 2021 was capped at 200% of the target amount. Mr. Scott’s target cash incentive was increased in February 2021 from 70% to 75% in recognition of his significant contribution to Maxar’s strategic goals.

Performance goals for the 2021 performance measures were discussed with the Compensation Committee in February 2021 in conjunction with a review by the Board of the Company’s 2021 AOP and budget and approved later that month. The approved performance goals included performance targets and weightings to achieve threshold, target and maximum levels for the Company.

The table below illustrates the financial performance goals approved by the Compensation Committee for the 2021 STIP, the actual Company performance result for 2021 and the corresponding payout percentage of that component of the incentive opportunity. At the threshold level of performance, which is 90% of the target goal for Revenue and Adjusted EBITDA, and 60% for Free Cash Flow, 25% of the incentive can be earned, and at the maximum level, which is 110% of the goal for Revenue and Adjusted EBITDA and 140% for Free Cash Flow, the maximum possible achievement is 200% of target. Achievement between threshold and target, and target and maximum, is determined based on linear interpolation. The maximum potential achievement for WorldView Legion launch and ESG was 100% and the maximum potential for EOCL was 200%.

Management recommended and the Board of Directors approved a reduction to the final funded bonus pool of $5.6 million to recognize the delay of the launch of the WorldView Legion satellites and its impact on the strategic priorities of the company. This reduction in the bonus pool lowered the final payout to NEOs by approximately 15%.

						Weighted
	Weighting	Threshold	Target	Maximum	Actual (1)	Payout
NEO Performance Metrics	(%)	($)	($)	($)	($)	(%)
Corporate Adjusted EBITDA (1) (in millions)	30	411	457	502	472	36
Corporate Free Cash Flow (2) (in millions)	30	(59)	(42)	(25)	60	60
Consolidated Revenue (in millions)	10	1,630	1,812	1,993	1,770	9
Strategic Objective - WorldView Legion launch and Operation	10	—%	100%	100%	—%	—
Strategic Objective - Electro-Optical Commercial Layer (EOCL)	10	—%	100%	200%	100%	10
Strategic Objective - Environment, Social and Governance (ESG)	10	—%	100%	100%	100%	10
Payout (as a % of the corresponding portion)						125%
Discretionary reduction to recognize delay of the WorldView Legion satellites						(15)%
Final Adjusted Payout (%)						110%

(1)	Corporate Adjusted EBITDA is a non-U.S. GAAP financial measure. We define Corporate Adjusted EBITDA as Adjusted EBITDA with adjustments for certain items affecting comparability between periods including stock-based compensation expense and foreign exchange. Adjusted EBITDA represents EBITDA, net income before interest, taxes, depreciation and amortization expense, adjusted for certain items affecting comparability including restructuring, impairments, insurance recoveries, gain (loss) on sale of assets, CEO severance, (gain) loss on orbitals receivables allowance and transaction and integration related expense.
(2)	Corporate Free Cash Flow is defined as U.S. GAAP Cash Flow from Operations, adjusted for capital expenditures and other non-operational items by exception, with approval of the Compensation Committee.

Individual payouts under the STIP resulted from quantitative achievement on the measures described in the table above and an assessment of the executive’s performance. The CEO’s individual payout was recommended by the Compensation Committee and determined by the Board of Directors. The individual payouts for the other NEOs were approved by the Compensation Committee with input from the CEO. For 2021, our Compensation Committee approved that Mr. Jablonsky, Mr. Porter and Mr. Lee would receive a payment at the approved funded percentage of 110% of target, Mr. Scott would receive an overall payment of 83% of his annual target and Mr. Frazier would receive an overall payment of 124% of his annual target.

The table below details the actual payouts under the STIP for our NEOs for 2021 performance:

		Cash	Percent Achievement
		Incentive	of Target
Name	Title	($)	(%)
Daniel L. Jablonsky	President, Chief Executive Officer	1,012,286	110%
Biggs C. Porter	Executive Vice President, Chief Financial Officer	550,000	110%
Walter S. Scott	Executive Vice President, Chief Technology Officer	309,375	83%
Leon Anthony Frazier	Executive Vice President and GM, Public Sector	501,188	124%
James C. Lee	Senior Vice President, General Counsel and Corporate Secretary	311,025	110%

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Long-Term Incentive Plan (LTIP)

The 2021 annual equity awards were granted on February 26, 2021, with 50% of the grant comprised of performance-vested, equity-settled PSUs with 3-year performance metrics and 50% comprised of time-vested RSUs.

The Compensation Committee granted our NEOs PSUs and RSUs based on the aggregate target values outlined in the table below. The Compensation Committee set the aggregate target values based on its consideration of peer and market compensation data and individual performance. The target values were converted into a number of PSUs or RSUs based on the closing price per share of our common stock on the applicable grant date.

		Aggregate Target	Performance-	Time-Vested
		Value (1)	Vested PSUs	RSUs
Name	Title	($)	(#)	(#)
Daniel L. Jablonsky	President, Chief Executive Officer	4,200,000	43,888	43,888
Biggs C. Porter	Executive Vice President, Chief Financial Officer	1,950,000	20,377	20,377
Walter S. Scott	Executive Vice President, Chief Technology Officer	1,500,000	15,674	15,674
Leon Anthony Frazier	Executive Vice President and GM, Public Sector	1,300,000	13,585	13,585
James C. Lee	Senior Vice President, General Counsel and Corporate Secretary	975,000	10,189	10,189

(1)	The Aggregate Target Value differs from the value reported in the Summary Compensation Table due to the fair value measurements of the PSU awards. PSUs that are subject to the market condition (TSR) are valued using a Monte Carlo simulation model. The fair value of PSUs not subject to a market condition (ACL) is determined based on the closing price of the Company’s common stock on the grant date of the awards.

2021 RSUs

The RSUs granted to our NEOs in 2021 vest in three substantially equal installments on each of the first three anniversaries of the applicable grant date of February 26, 2021, subject to the NEO’s continued service with the Company through such vesting date. Also see the discussion in the Compensation Discussion and Analysis above under the heading “Employment Agreements and Severance Protections” and under “Payments and Potential Payments upon Termination or Change in Control” below for the severance provisions applicable to the awards.

2021 PSUs

The PSUs granted to our NEOs in 2021 (2021 PSUs) will be earned based on Maxar’s performance against goals for Adjusted Cash Leverage (ACL) and relative Total Shareholder Return (TSR) performance against the companies in the Russell 2000 index.

	Performance Period 1	Performance Period 2	Performance Period 3
ACL	January 1, 2021 – December 31, 2021	January 1, 2022 – December 31, 2022	January 1, 2023 – December 31, 2023
Relative TSR	April 1, 2021 – December 31, 2023

ACL is a measure designed to track a reduction in our overall debt position, with sustained improvement over time. The executive team is best positioned to make decisions regarding usage of cash and debt to improve this metric. Relative TSR measures our total shareholder return performance relative to the companies in the Russell 2000 index. Our Compensation Committee determined that comparing to a broader market index was appropriate given changes, consolidations and impacts of COVID on the Aerospace and Defense industries, particularly in the Aerospace industry, as well as our unique and unmatched product mix and few-to-no true performance peers.

Of the total target number of PSUs awarded to each recipient in 2021, 50% are allocated to the ACL performance measure and 50% allocated to relative TSR measure. The number of shares of common stock earned in respect of each performance measure is determined by multiplying the target number of 2021 PSUs allocated to such measure period by (1) in the case of the ACL PSUs, the weighted average of the ACL achievement factors for the three ACL performance periods under the awards (with ACL performance periods one and two weighted 25% each and performance period three weighted 50%) with the ACL achievement factors for the performance periods determined using the chart below and based on actual performance for the performance periods and (2) in the case of TSR PSUs, the TSR achievement factor determined using the chart below and based on actual performance for the TSR performance period. For each performance period, the achievement factor will be zero if the threshold performance goal is not met. For performance between the applicable performance levels, the achievement factor will be determined using linear interpolation between the levels.

2021 PSUs – Adjusted Cash Leverage Achievement Factor

Performance Level	Adjusted Cash Leverage for Calendar Year 2021(1)	Adjusted Cash Leverage for Calendar Year 2022 (1)	Adjusted Cash Leverage for Calendar Year 2023	Adjusted Cash Leverage Achievement Factor (2)
Maximum	4.6 or below	3.6 or below	2.6 or below	2.0
Target	5.6	4.6	3.6	1.0
Threshold	6.6	5.6	4.6	0.5
Below Threshold	above 6.6	above 5.6	above 4.6	0.0
(1)	ACL is calculated as the Company’s gross combined long- and short-term debt divided by the Company’s Corporate Adjusted EBITDA. See Supplemental Information About Non-GAAP Financial Measures below for how the Company defines Corporate Adjusted EBITDA.
(2)	If the Board determines that the Company has violated its debt covenants at any time during a performance period, the Adjusted Cash Leverage Achievement Factor will equal 0 for such performance period.

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2021 PSUs - TSR Achievement Factor

Performance Level	Relative TSR Percentile for Performance Period 1 and Performance Period 2 (1)	TSR Achievement Factor
Maximum	75th or above	2.0
Target	50th	1.0
Threshold	25th	0.5
Below Threshold	below 25th	0.0

(1)	TSR is measured as the average of all quarterly TSRs during a performance period, where a quarterly TSR is the total shareholder return calculated based on the average closing price over a 20 trading day period ending on each of the first and last day of the calendar quarter, assuming dividends are reinvested. For purposes of determining relative TSR, the companies in the Russell 2000 index taken into consideration are those that were included in the index at the start of the first performance period, excluding the Company and excluding any company that is removed from the index before the end of the performance period due to a merger or acquisition.

Vesting of the 2021 PSUs is also conditioned on the award recipient continuing in employment or service to us through the third anniversary of the grant date to receive any amounts eligible to vest based on performance earned in respect of the 2021 PSUs. In the event of a change in control of the Company, the 2021 PSUs will be earned and vest if (i) the 2021 PSUs are not assumed or substituted or (ii) the PSUs are assumed or substituted and the NEO’s employment or service is terminated without “cause” or for “good reason” (each, as defined in the 2019 Incentive Award Plan) during the one-year period following the change in control. In such case, the 2021 PSUs will be earned and vest based on the greater of (1) the number eligible to vest based on actual performance through an early measurement date in connection with such event, or (2) a prorated portion of the target number of target number of units subject to the award. Also see the discussion in the Compensation Discussion and Analysis above under the heading “Employment Agreements and Severance Protections” and under “Payments and Potential Payments upon Termination or Change in Control” below for the severance provisions applicable to the awards.

2020 PSUs

We awarded PSUs to our NEOs in 2020 (2020 PSUs) that are similar in design to the 2021 PSUs. The 2020 PSUs are earned based on relative TSR against the Russell 2000 and ACL performance, with 50% of the 2020 PSUs allocated to the relative TSR performance measure and 50% allocated to the ACL performance measure, and with performance measured over the following two performance periods with 33% of the target number of shares subject to the award eligible to vest based on performance for the first performance period and 67% of the target number of shares subject to the award eligible to vest based on performance for the second performance period:

	Performance Period 1		Performance Period 2
	Part 1	Part 2
ACL	January 1, 2020 – December 31, 2020	January 1, 2021 – December 31, 2021	January 1, 2022 – December 31, 2022
Relative TSR	April 1, 2020 – December 31, 2021		April 1, 2020 – December 31, 2022

The achievement factors for the 2020 PSUs are determined based on the performance goals set forth in the following charts.

2020 PSUs - Adjusted Cash Leverage Achievement Factor

Performance Level	Adjusted Cash Leverage for Calendar Year 2020 (Part 1 of First Performance Period) (1)	Adjusted Cash Leverage for Calendar Year 2021 (Part 2 of First Performance Period) (1)	Adjusted Cash Leverage Achievement Factor (2)
Maximum	5.8 or below	5.0 or below	2.0
Target	6.6	5.6	1.0
Threshold	7.6	6.6	0.5
Below Threshold	above 7.6	above 6.6	0.0

(1)	ACL is calculated as the Company’s gross combined long- and short-term debt divided by the Company’s Corporate Adjusted EBITDA. See Supplemental Information About Non-GAAP Financial Measures below for how the Company defines Corporate Adjusted EBITDA. The ACL achievement factor for the first performance period is determined by averaging the ACL achievement factor achieved for part 1 of the first performance period with the ACL achievement factor achieved for part 2 of the first performance period.
(2)	If the Board determines that the Company has violated its debt covenants at any time during a performance period, the Adjusted Cash Leverage Achievement Factor will equal 0 for such performance period.

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2020 PSUs - TSR Achievement Factor

Performance Level	Relative TSR Percentile (1)	TSR Achievement Factor
Maximum	75th or above	2.0
Target	50th	1.0
Threshold	25th	0.5
Below Threshold	below 25th	0.0

(1)	TSR is measured as the average of all quarterly TSRs during a performance period, where a quarterly TSR is the total shareholder return calculated based on the average closing price over a 20-trading-day period ending on each of the first and last day of a calendar quarter, assuming dividends are reinvested. For purposes of determining relative TSR, the companies in the Russell 2000 index taken into consideration are those that were included in the index at the start of the first performance period, excluding the Company and excluding any company that is removed from the index before the end of the performance period due to a merger or acquisition.

The ACL achievement factor for parts one and two of the first performance period (the calendar years ending December 31, 2020 and December 31, 2021) was determined to be 1.525, which is the average of the ACL achievement factor of 1.05 achieved for part 1 of the performance period based on actual ACL of 6.5 for that part of the performance period and the ACL achievement factor of 2.0 achieved for part 2 of the performance period based on actual ACL of 4.5 for that part of the performance period.

For the first performance period under the 2020 PSUs, which ended on December 31, 2021, the Company’s relative TSR was at the 80th percentile relative to the comparison group of companies within the Russell 2000 index, resulting in a TSR achievement factor for the first performance period of 2.0.

As a result of the foregoing results, based on our ACL achievement factor of 1.525 for the first ACL performance period for the 2020 PSUs and our TSR achievement factor of 2.0 for the first performance period for the 2020 PSUs on February 28, 2022 (the vesting date under the awards for these performance periods) our NEOs vested in the number of 2020 PSUs set forth in the table below.

		Total Target 2020 PSUs
		Eligible To Vest For	ACL	ACL
	Total	1st Performance Period	Achievement	PSUs Vested
	Target	ACL Performance	Factor For 1st	Following 1st
	2020 PSUs	(33% of 50% of the total)	Performance Period	Performance Period
Name	(#)	(#)		(#)
Daniel L. Jablonsky	106,838	17,628	1.525	26,883
Biggs C. Porter	64,103	10,577	1.525	16,130
Walter S. Scott	49,310	8,136	1.525	12,407
Leon Anthony Frazier	39,448	6,509	1.525	9,926
James C. Lee	24,655	4,068	1.525	6,204

		Total Target 2020 PSUs
		Eligible To Vest For	Relative TSR	Relative TSR
	Total	1st Performance Period	Achievement	PSUs Vested
	Target	TSR Performance	For 1st	Following 1st
	2020 PSUs	(33% of 50% of the total)	Performance Period	Performance Period
Name	(#)	(#)		(#)
Daniel L. Jablonsky	106,838	17,628	2.000	35,256
Biggs C. Porter	64,103	10,577	2.000	21,154
Walter S. Scott	49,310	8,136	2.000	16,272
Leon Anthony Frazier	39,448	6,509	2.000	13,018
James C. Lee	24,655	4,068	2.000	8,136

A NEO must continue to be employed by or providing services to us through the second anniversary of the grant date to receive any amounts earned in respect of the 2020 PSUs for the first performance period and through the third anniversary of the grant date to receive any amounts earned in respect of the 2020 PSUs for the second performance period. In the event of a change in control, the 2020 PSUs will be earned and vest if (i) the 2020 PSUs are not assumed or substituted or (ii) the PSUs are assumed or substituted and the NEO is terminated without “cause” or for “good reason” (each, as defined in the 2019 Incentive Award Plan) during the one-year period following the change in control. In such case, the 2020 PSUs will be earned and vest based on the greater of (1) the number eligible to vest based on actual performance through an early measurement date in connection with such event, or (2) a prorated portion of the target number of target number of units subject to the award.

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2019 PSUs

We awarded PSUs to our NEOs in 2019 (2019 PSUs) that are similar in design to the 2020 PSUs. The 2019 PSUs are earned based on relative TSR against the Russell 2000 and ACL performance, with 50% of the 2019 PSUs allocated to the relative TSR performance measure and 50% allocated to the ACL performance measure, and with performance measured over the following three performance periods, with 25%, 25% and 50% of the target number of shares subject to the award allocated to each of the first, second and third, respectively, performance periods:

	Performance Period 1	Performance Period 2	Performance Period 3
ACL	January 1, 2019 – December 31, 2019	January 1, 2020 – December 31, 2020	January 1, 2021 – December 31, 2021
Relative TSR	April 1, 2019 – March 31, 2020	April 1, 2019 – March 31, 2021	April 1, 2019 – March 31, 2022

The TSR achievement factor for each performance period under the 2019 PSUs is determined as described above for the 2020 PSUs and determined applying the same achievement factor chart for each of the three performance periods under the 2019 PSUs.

The ACL achievement factors for the three performance periods under the 2019 PSUs were determined based on the performance goals set forth in the following chart.

2019 PSUs - Adjusted Cash Leverage Achievement Factor

Performance Level	Adjusted Cash Leverage for Performance Period 1	Adjusted Cash Leverage for Performance Period 2	Adjusted Cash Leverage for Performance Period 3	Adjusted Cash Leverage Achievement Factor (1)
Maximum	7.0 or below	6.5 or below	5.0 or below	2.0
Target	7.8	7.3	5.8	1.0
Threshold	10.3	7.5	6.1	0.5
Below Threshold	above 10.3	above 7.5	above 6.1	0.0

(1)	ACL is defined in the same manner as for purposes of the 2020 PSUs. If the Board determines that the Company has violated its debt covenants at any time during a performance period, the Adjusted Cash Leverage Achievement Factor will equal 0 for such performance period.

2019 PSUs - TSR Achievement Factor

Performance Level	Relative TSR Percentile (1)	TSR Achievement Factor
Maximum	75th or above	2.0
Target	50th	1.0
Threshold	25th	0.5
Below Threshold	below 25th	0.0

(1)	TSR is measured as the average of all quarterly TSRs during a performance period, where a quarterly TSR is the total shareholder return calculated based on the average closing price over a 20-trading-day period ending on each of the first and last day of a calendar quarter, assuming dividends are reinvested. For purposes of determining relative TSR, the companies in the Russell 2000 index taken into consideration are those that were included in the index at the start of the first performance period, excluding the Company and excluding any company that is removed from the index before the end of the performance period due to a merger or acquisition.

The ACL achievement factor for the second performance period (the calendar year ended December 31, 2020) was determined to be 2.0 based on an ACL for that performance period of 6.5. The ACL achievement factor for the third performance period (the calendar year ended December 31, 2021) was determined to be 2.0 based on an ACL for that performance period of 4.5.

For the second performance period under the 2019 PSUs, which ended on March 31, 2021, the Company’s relative TSR was at the 98th percentile relative to the index, resulting in a TSR achievement factor for the first performance period of 2.0.

As a result of the foregoing results, based on our ACL achievement factor of 2.0, and our TSR achievement factor of 2.0, for the second performance period under the 2019 PSUs, on March 31, 2021 our NEOs vested in the number of 2019 PSUs set forth in the table below. The 2019 PSUs provided that any payout for a performance period up to the target number of PSUs eligible to vest for that performance period would be settled in shares of our common stock and any PSUs vesting above the target level for a performance period would be settled in cash based on the fair market value of a share of common stock in accordance with the terms of the 2019 PSU award agreement. The third TSR performance period ends on March 31, 2022, and the TSR achievement factor and overall achievement factor for the third performance period have not yet been determined.

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		Total Target
		2019 PSUs
		Eligible To	Overall	Total 2019
		Vest For 2nd	Achievement	PSUs Vested
	Total	Performance	Factor for 2nd	Following 2nd	Total	Total
	Target	Period	Performance	Performance	Share Issued	Cash Paid
	2019 PSUs	(25% of the total)	Period	Period	to NEO	to NEO
Name	(#)	(#)		(#)	(#)	($) (1)
Daniel L. Jablonsky	198,677	49,668	2.000	99,336	49,668	1,878,444
Biggs C. Porter	183,569	45,890	2.000	91,780	45,890	1,735,560
Walter S. Scott	149,012	37,252	2.000	74,504	37,252	1,408,871
Leon Anthony Frazier	119,206	29,800	2.000	59,600	29,800	1,127,036
James C. Lee	62,080	15,520	2.000	31,040	15,520	586,966

(1)	Total cash paid to NEO is calculated as total PSUs vesting above target level multiplied by the closing price of the Company’s common stock on March 31, 2021 of $37.82.

The NEOs must continue their service through the end of each performance period to be eligible to receive any amounts earned in respect of the 2019 PSUs for that performance period. The 2019 PSUs will be settled in shares of our common stock for any performance achieved up to the target level and to the extent our performance exceeds the target level for a performance period, such portion will be settled in cash (subject to the maximum performance level cap of 200%). The 2019 PSUs are also subject to the same accelerated vesting provisions in the event of a change in control as the 2020 PSUs.

Employment Agreements and Severance Protections

In March 2020, the Company entered into an amended and restated employment agreement with Mr. Jablonsky, and with respect to the other executive officers, entered into executive change in control and severance agreements, which superseded their prior employment arrangements with us. Maxar believes that reasonable severance payments and benefits provide for stability and focus, by reinforcing and encouraging the continued attention and dedication of our key executive officers to their duties of acting in the best interests of stockholders, by removing the distractions or uncertainty in circumstances which could arise from the occurrence of a change in control.

Daniel L. Jablonsky. On March 27, 2020, we entered into an amended and restated employment agreement with Mr. Jablonsky, which superseded his prior employment agreement with us. The agreement provides that Mr. Jablonsky’s employment with us is at-will. The agreement provides that Mr. Jablonsky will be eligible for equity awards with grant size and terms determined by our Board of Directors and/or our Compensation Committee.

Pursuant to his amended and restated employment agreement, in the event of a termination of employment by the Company without cause or termination by Mr. Jablonsky for good reason not in connection with a change in control of the Company, he will be entitled to the following: (i) 24 months of salary continuation; (ii) an amount equal to two times his target annual bonus, payable in installments over the 24-month salary continuation period; (iii) a prorated annual bonus for the year of termination, paid at the same time annual bonuses are paid to our other executives; (iv) continued vesting of his outstanding equity awards over the 12-month period following his termination; (v) up to 24 months of continued coverage under our group health plan (or reimbursement for such costs); and (vi) outplacement services at the Company’s cost.

Under the amended and restated employment agreement, if Mr. Jablonsky experiences a termination of employment by the Company without cause or termination by Mr. Jablonsky for good reason that occurs during the period beginning three months before and ending 12 months after a change in control of Maxar, then he will be entitled to the following: (i) a payment equal to 2.99 times the sum of his then-current base salary plus his target annual bonus for the year of termination, generally payable in a lump sum unless the covered termination occurs before the change in control; (ii) full vesting acceleration of his outstanding equity awards, with any performance conditions calculated based on the higher of actual achievement and prorated target achievement; (iii) up to 36 months of continued coverage under our group health plan (or reimbursement for such costs) and (iv) outplacement services at the Company’s cost.

Additionally, if Mr. Jablonsky’s employment with us terminates due to his death or disability, he (or his estate) will be entitled to a prorated annual bonus for the year of termination, paid at the same time annual bonuses are paid to our other executives and continued vesting of his outstanding equity awards over the 12-month period following his termination.

Mr. Jablonsky’s (or his estate’s) receipt of any severance benefits under the agreement is subject to Mr. Jablonsky (or his estate) signing a general release of claims in favor of the Company.

Other NEOs. In March 2020, we entered into executive change in control and severance agreements with each of Messrs. Porter, Scott, Frazier and Lee. These agreements supersede the rights Mr. Porter had under his employment term sheet and Mr. Scott had under a Severance Protection Agreement (SPA). Pursuant to the agreement, in the event the executive’s employment is terminated by the Company other than for cause or if he resigns for good reason (each, as defined in the applicable agreement) not in connection with a change in control of the Company, he will be entitled to the following: (i) 18 months of base salary, payable in installments; (ii) a lump sum payment equal to 18 months of continued COBRA premiums; and (iii) outplacement services at the Company’s cost.

In the event the executive’s employment is terminated by the Company other than for cause or if he resigns for good reason during the period beginning three months before and ending 24 months following a change in control of Maxar (or, in the case of Messrs. Porter and Scott, on or during 24 months following a change in control), then he will be entitled to the following: (i) a payment equal to two times the sum of his then-current base salary plus his target annual bonus for the year of termination generally payable in a lump sum; (ii) a lump sum payment equal to 24 months of continued COBRA

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premiums; (iii) outplacement services at the Company’s cost; and (iv) full vesting acceleration of his outstanding equity awards, with any performance conditions calculated based on the higher of actual achievement and prorated target achievement unless otherwise set forth in the applicable award agreement.

Under Mr. Porter’s agreement, he is eligible to receive continued vesting of his outstanding equity awards granted prior to 2022 and extended exercisability of his options and SARs through their expiration dates in the event of (i) a termination without cause, for good reason or due to his death or disability, or (ii) his termination for any reason other than cause after the third anniversary of his employment start date. In addition, under Mr. Scott’s agreement, Mr. Scott is eligible to receive continued vesting of his equity awards upon his retirement, which is defined as a termination by the Company other than for cause after he attained the age of 65. As of December 31, 2021, Mr. Scott was not retirement eligible.

The executive’s receipt of any severance benefits is subject to the executive signing a general release of claims in favor of the Company.

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Compensation Committee Report

-Employee Directors: Messrs. Zahler (Chair), General Kehler and Mmes. Decyk and Isham, each of whom our Board of Directors has determined is independent under the applicable rules of the NYSE and TSX. The Compensation Committee has duties and powers as described in its written charter adopted by our Board of Directors. A copy of the charter can be found on the Company Information page on our website under Investors, Corporate Governance, Governance Documents at http://investor.maxar.com.

-K for the

 year ended December 31, 2019.

COMPENSATION COMMITTEE REPORT

The Compensation Committee currently consists of the following Non-Employee Directors: Messrs. Zahler (Chair), General Kehler, Dr. Wilson and Mmes. Decyk and Isham, each of whom our Board of Directors has determined is independent under the applicable rules of the NYSE and TSX. The Compensation Committee has duties and powers as described in its written charter adopted by our Board of Directors. A copy of the charter can be found on the Company Information page on our website under Investors, Corporate Governance, Governance Documents at http://investor.maxar.com.

The Compensation Committee has reviewed and discussed the disclosures contained in the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee ERIC J. ZAHLER, CHAIR ROXANNE J. DECYK JOANNE O. ISHAM C. ROBERT KEHLER HEATHER A. WILSON

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of the Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Committee Interlocks and Insider Participation

General Kehler, Mr. Zahler, Dr. Wilson and Mmes. Decyk and Isham each served on the Compensation Committee during 2021. No member of the Compensation Committee: (i) is or has ever been an officer or employee of the Company; (ii) during the last year, had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the SEC or (iii) is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

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COMPENSATION TABLES

Summary Compensation Table – 2021

The following Summary Compensation Table sets forth the total compensation earned for the year ended December 31, 2021 for our NEOs:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(s)	Year	($)	($)	($) (1)	($) (2)	($)	($)	($) (3)	($)

Daniel L. Jablonsky (4)	2021	873,078	—	5,057,653	—	1,012,286	—	49,546	6,992,563
President, Chief Executive Officer	2020	750,000	—	3,838,621	—	1,033,200	—	39,888	5,661,709
	2019	684,424	—	2,314,981	—	909,300	—	45,319	3,954,024

Biggs C. Porter	2021	625,001	—	2,348,226	—	550,000	—	30,845	3,554,072
Executive Vice President,	2020	612,501	—	2,303,176	—	615,000	—	30,496	3,561,173
Chief Financial Officer	2019	600,001	—	2,273,895	—	584,550	—	25,178	3,483,624

Walter S. Scott	2021	500,000	—	1,806,272	—	309,375	—	147,991	2,763,638
Executive Vice President,	2020	485,001	—	1,771,688	—	430,500	—	39,090	2,726,279
Chief Technology Officer	2019	470,001	—	1,736,258	—	427,371	—	31,836	2,665,466

Leon Anthony Frazier	2021	464,405	—	1,565,516	—	501,188	—	37,561	2,568,669
Executive Vice President,	2020	464,405	—	1,417,344	—	498,150	—	40,502	2,420,401
GM, Public Sector	2019	439,424	—	1,388,990	—	467,640	—	33,515	2,329,569

James C. Lee	2021	435,000	—	1,174,161	—	311,025	—	116,486	2,036,673
Senior Vice President,	2020	435,000	—	885,857	—	347,783	—	102,313	1,770,953
General Counsel and Corporate Secretary	2019	317,885	75,000	698,688	—	255,440	—	73,147	1,420,160

(1)	The amounts reported in the "Stock Awards" column of the table above for each year represent the aggregate grant date fair value of PSUs and RSUs granted in 2021 in accordance with FASB ASC Topic 718. The grant date fair value of PSUs is based on the probable outcome of the ACL goal and the estimated outcome of the relative TSR goal determined under a Monte Carlo simulation method, in each case, as of the grant date, in accordance with FASB ASC Topic 718. The value of the PSUs granted to each NEO as of the applicable grant date assuming the maximum achievement of the ACL goal is as follows: Mr. Jablonsky: $2,100,041; Mr. Porter: $975,087; Mr. Scott: $750,001; Mr. Frazier: $650,090; and Mr. Lee: $487,592. The value of the PSUs granted to each NEO as of the applicable grant date assuming the maximum achievement of the relative TSR goal is as follows: Mr. Jablonsky: $3,815,184; Mr. Porter: $1,771,286; Mr. Scott: $1,362,541; Mr. Frazier: $1,180,857; and Mr. Lee: $885,643. For discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The table above for each year represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 for performance and restricted share units. For discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	No stock options were granted to NEOs for the years ended December 31, 2021, 2020 and 2019.
(3)	For information regarding the amounts reported for 2021 in the “All Other Compensation” column of the table above, see the section entitled “2021 All Other Compensation” below.
(4)	Mr. Jablonsky received a base salary increase from $800,000 to $900,000 which went into effect at March 27, 2021. His new base salary was prorated for the remainder of 2021 and his total base salary paid as of December 31, 2021 was $873,078.

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2021 All Other Compensation

The following table presents the amounts reported for 2021 in the “All Other Compensation” column of the 2021 Summary Compensation Table above.

					Reimbursement
	Prerequisites		Company Contributions		Under the Legacy
	and Other	Insurance	to Retirement and	Relocation	MDA Share
	Personal Benefits (1)	Premiums (2)	401(k) Plans (3)	Payments (4)	Matching Program	Total
Name	($)	($)	($)	($)	($)	($)
Daniel L. Jablonsky	—	29,017	11,600	—	8,929	49,546
Biggs C. Porter	143	19,101	11,600	—	—	30,845
Walter S. Scott	—	29,244	11,600	—	107,147	147,991
Leon Anthony Frazier	—	25,961	11,600	—	—	37,561
James C. Lee	—	26,261	11,600	78,625	—	116,486

(1)	Consists of executive physical payment.
(2)	Consists of medical, dental, vision, basic life and long-term disability premium payments.
(3)	Consists of Company matching contributions to the Company’s 401(k) plan.
(4)	Consists of relocation services and temporary housing.

2021 Grants of Plan-Based Awards

The following table sets forth summary information regarding the incentive awards granted to our NEOs during the year ended December 31, 2021. There were no stock options granted to NEOs during the year ended December 31, 2021.

								All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Fair Value
		Plan Awards (1)			Plan Awards (2)			Number of	of Stock
								Shares of	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
Daniel L. Jablonsky	—	161,046	920,260	1,840,520
	February 26, 2021	—	—	—	21,944	43,888	87,776		2,957,612
	February 26, 2021	—	—	—				43,888	2,100,041

Biggs C. Porter	—	87,500	500,000	1,000,000
	February 26, 2021	—	—	—	10,189	20,377	40,754		1,373,186
	February 26, 2021	—	—	—				20,377	975,039

Walter S. Scott	—	65,625	375,000	750,000
	February 26, 2021	—	—	—	7,837	15,674	31,348		1,056,271
	February 26, 2021	—	—	—				15,674	750,001

Leon Anthony Frazier	—	70,875	405,000	810,000
	February 26, 2021	—	—	—	6,793	13,585	27,170		915,474
	February 26, 2021	—	—	—				13,585	650,042

James C. Lee	—	49,481	282,750	565,500
	February 26, 2021	—	—	—	5,095	10,189	20,378		686,617
	February 26, 2021	—	—	—				10,189	487,544

(1)	Amounts represent threshold, target and maximum payout opportunities under the 2021 STIP. For additional information see “Compensation Discussion and Analysis – 2021 Executive Compensation Program.”
(2)	Amounts represent threshold, target and maximum payout opportunities under the 2021 PSUs awarded under the 2019 Incentive Award Plan. For additional information see “Compensation Discussion and Analysis – 2021 Executive Compensation Program.”
(3)	The amounts reported in this column represents RSUs granted during the year ended December 31, 2021 under the 2019 Incentive Award Plan.
(4)	The amounts reported in this column do not reflect compensation actually received by the NEOs nor do they reflect the actual value that will be recognized by the NEOs. Instead, and as required by applicable SEC rules, the amounts reported in this column reflect the aggregate grant date fair value of the awards granted to the NEOs in 2021, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see footnote (1) to the Summary Compensation Table and Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

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2021 Outstanding Equity Awards at Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2021, including the vesting dates for the portions of these awards that had not vested as of that date. All values are based on the per share closing price of our common stock of $29.53 on December 31, 2021, the last trading day of 2021, and, for the amounts reported in the “Equity Incentive Plan Awards” columns, are calculated assuming payout at threshold level of performance.

	Option Awards					Stock Awards

																	Equity
																	Incentive
												Equity					Plan Awards:
												Incentive					Market or
											Market	Plan Awards:					Payout
						Number of					Value of	Number of					Value of
	Number of	Number of				Shares or					Shares or	Unearned					Unearned
	Securities	Securities				Units of					Units of	Shares, Units					Shares, Units
	Underlying	Underlying				Stock					Stock	or Other					or Other
	Unexercised	Unexercised		Option		That		Vesting	Vesting	Vesting	That	Rights That		Vesting	Vesting	Vesting	Rights That
	Options	Options		Exercise	Option	Have Not	Vesting	in	in	in	Have Not	Have Not	Vesting	in	in	in	Have Not
	(#)	(#)		Price	Expiration	Vested	Commencement	2022	2023	2024	Vested	Vested	Commencement	2022	2023	2024	Vested
Name	Exercisable	Unexercisable		($/share)	Date	(#)	Date	(%)	(%)	(%)	($)	(#)	Date	(%)	(%)	(%)	($)
Daniel L. Jablonsky	14,864	—		61.78	December 31, 2027	39,953	05/14/2022	100.0%	0.0%	0.0%	1,179,812	99,341	03/31/2022	100.0%	0.0%	0.0%	2,933,540
						53,687	02/28/2022	49.3%	50.7%	0.0%	1,585,377	106,838	02/28/2022	33.0%	67.0%	0.0%	3,154,926
						29,846	05/13/2022	49.3%	50.7%	0.0%	881,352	43,888	12/31/2023	0.0%	100.0%	0.0%	1,296,013
						43,888	02/26/2022	33.0%	33.0%	34.0%	1,296,013

Biggs C. Porter	7,730	2,577	(1)	36.44	August 15, 2028	38,955	05/14/2022	100.0%	0.0%	0.0%	1,150,341	91,789	03/31/2022	100.0%	0.0%	0.0%	2,710,529
						32,212	02/28/2022	49.3%	50.7%	0.0%	951,220	64,103	02/28/2022	33.0%	67.0%	0.0%	1,892,962
						17,908	05/13/2022	49.3%	50.7%	0.0%	528,823	20,377	12/31/2023	0.0%	100.0%	0.0%	601,733
						20,377	02/26/2022	33.0%	33.0%	34.0%	601,733

Walter S. Scott	21,859	—		61.78	December 31, 2027	29,965	05/14/2022	100.0%	0.0%	0.0%	884,866	74,508	03/31/2022	100.0%	0.0%	0.0%	2,200,221
						24,779	02/28/2022	49.3%	50.7%	0.0%	731,724	49,310	02/28/2022	33.0%	67.0%	0.0%	1,456,124
						13,776	05/13/2022	49.3%	50.7%	0.0%	406,805	15,674	12/31/2023	0.0%	100.0%	0.0%	462,853
						15,674	02/26/2022	33.0%	33.0%	34.0%	462,853

Leon Anthony Frazier	12,095	—		61.78	December 31, 2027	23,972	05/14/2022	100.0%	0.0%	0.0%	707,893	59,606	03/31/2022	100.0%	0.0%	0.0%	1,760,165
						19,823	02/28/2022	49.3%	50.7%	0.0%	585,373	39,448	02/28/2022	33.0%	67.0%	0.0%	1,164,899
						11,021	05/13/2022	49.3%	50.7%	0.0%	325,450	13,585	12/31/2023	0.0%	100.0%	0.0%	401,165
						13,585	02/26/2022	33.0%	33.0%	34.0%	401,165

James C. Lee	—	—		—	—	10,987	05/14/2022	100.0%	0.0%	0.0%	324,446	31,040	03/31/2022	100.0%	0.0%	0.0%	916,611
						12,390	02/28/2022	49.3%	50.7%	0.0%	365,877	24,655	02/28/2022	33.0%	67.0%	0.0%	728,062
						6,888	05/13/2022	49.3%	50.7%	0.0%	203,403	10,189	12/31/2023	0.0%	100.0%	0.0%	300,881
						10,189	02/26/2022	33.0%	33.0%	34.0%	300,881

(1)	Consists of 5,154 SARs originally granted on August 15, 2018 of which 2,577 will become exercisable on August 15, 2022, subject to continued service.

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2021 Option Exercises and Stock Vested

The following table sets forth summary information concerning the exercise of stock options and the vesting of stock awards for our NEOs during the year ended December 31, 2021. None of our NEOs exercised any stock options during the year ended December 31, 2021.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($) (1)
Daniel L. Jablonsky	134,619	4,969,140
Biggs C. Porter	122,504	4,372,513
Walter S. Scott	92,173	3,326,390
Leon Anthony Frazier	72,389	2,625,198
James C. Lee	35,678	1,315,111

(1)	The “Value Realized on Vesting” is determined by multiplying the number of shares or units, as applicable, that vested by the per share closing price of our common stock on the vesting date (or the immediately preceding trading day, if the vesting date is not a trading day).

2021 Nonqualified Deferred Compensation

Our NEOs did not participate in any nonqualified deferred compensation arrangements in 2021.

CEO Pay Ratio

As is permitted under the SEC rules, to determine our median employee, we chose “base salary” as our consistently applied compensation measure. We annualized base salary for those regular employees who commenced work during 2021. Using a determination date of October 1, 2021, we started out with approximately 4,183 employees. We then excluded 129 employees from 12 countries (3.08% of the total workforce) under the 5% de minimis exemption, with employee counts as follows: Australia (2), Canada (6), China (3), Germany (2), India (5),Italy (2), Japan (5), Luxembourg (1), Singapore (19), Sweden (65), United Arab Emirates (1) and United Kingdom (18).

We then applied a valid statistical sampling methodology to the remaining 4,035 employees to estimate the median base salary. We then produced a sample of employees who were paid within a 5% range of that median, and within the 5% range we selected an employee at the middle of that group as our median employee. We determined the median employee’s annual total compensation for 2021 was $126,499, which includes the value of nondiscriminatory health care benefits. Our CEO’s annual total compensation for 2021 was $6,992,563, which also includes the estimated value of nondiscriminatory health care benefits. Our estimate of the ratio of CEO pay to median worker pay is therefore 55.3:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Payments and Potential Payments upon Termination or Change in Control

A description of the employment and severance arrangements of our NEOs is contained in the Compensation Discussion & Analysis under the heading “Employment Agreements and Severance Protections.” In addition, under the terms of the Maxar Technologies Ltd. Omnibus Equity Incentive Plan (“Omnibus Plan”) and the Maxar Technologies Inc. 2019 Incentive Award Plan (“2019 Plan”), outstanding awards will accelerate in the event the successor does not assume or substitute the awards, or, if the successor assumes or substitutes the awards, in the event of a termination without “cause” or resignation for “good reason” (each, as defined in the applicable plan) during the one-year period following the change in control. Under the terms of the PSUs, for the purposes of such acceleration, the PSUs will vest based on the greater of (i) actual performance through the date of the change in control or termination, as applicable, or (ii) prorated target performance.

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The table below reflects the estimated payments and benefits to each of the NEOs under the terms of their employment arrangements in effect as of December 31, 2021, assuming that a qualifying triggering event on December 31, 2021, the last business day of 2021. The equity award values shown below are based on a per share value of $29.53, the closing trading price of our common stock on December 31, 2021, in the case of SARs, less the applicable exercise price. The actual amounts to be paid out can only be determined at the time of such officer’s separation. The equity award values under “Termination Without Cause or for Good Reason in Connection with a Change in Control” represent full acceleration of such award, which would also be received by the NEOs in the event of a change in control in which such awards were not assumed or substituted by the successor.

				Termination	Termination
				Without Cause or	Without Cause or
			Termination	for Good Reason	for Good Reason
			Due to Death	(Regardless of	in Connection with
Name	Termination Reason	Retirement	or Disability	Change in Control)	Change in Control
Daniel L. Jablonsky	Severance (1)	—	945,000	4,660,000	5,541,550
	Medical Benefits (2)	—	—	51,571	77,357
	Stock Appreciation Rights	—	—	—	—
	Restricted Stock Units (4)	—	2,822,448	2,822,448	4,942,554
	Performance Stock Units (5)	—	3,974,649	3,974,649	7,384,479
	Total	—	7,742,097	11,508,669	17,945,940

Biggs C. Porter	Severance (1)	—	—	962,500	2,275,000
	Medical Benefits (2)	—	—	25,949	34,598
	Stock Appreciation Rights (3)	—	—	—	—
	Restricted Stock Units (3) (4)	3,232,118	3,232,118	3,232,118	3,232,118
	Performance Stock Units (3) (5)	5,205,224	5,205,224	5,205,224	5,205,224
	Total	8,437,341	8,437,341	9,425,790	10,746,939

Walter S. Scott	Severance (1)	—	—	775,000	1,775,000
	Medical Benefits (2)	—	—	42,259	56,345
	Stock Appreciation Rights	—	—	—	—
	Restricted Stock Units (4)	—	—	—	2,486,249
	Performance Stock Units (5)	—	—	—	4,119,199
	Total	—	—	817,259	8,436,793

Leon Anthony Frazier	Severance (1)	—	—	700,000	1,735,000
	Medical Benefits (2)	—	—	38,679	51,571
	Stock Appreciation Rights	—	—	—	—
	Restricted Stock Units (4)	—	—	—	2,019,882
	Performance Stock Units (5)	—	—	—	1,696,203
	Total	—	—	738,679	5,502,656

James C. Lee	Severance (1)	—	—	677,500	1,460,500
	Medical Benefits (2)	—	—	42,528	56,704
	Stock Appreciation Rights	—	—	—	—
	Restricted Stock Units (4)	—	—	—	1,194,607
	Performance Stock Units (5)	—	—	—	1,945,555
	Total	—	—	720,028	4,657,365

A description of the employment and severance arrangements of our NEOs is contained in the Compensation Discussion & Analysis under the heading “Employment Agreements and Severance Protections.”

(1)	Represents base salary, bonus and outplacement severance as defined under employment agreement.
(2)	Represents subsidy for COBRA benefits comprised of medical, dental and vision coverage, based upon enrollment at the time of separation.
(3)	Mr. Porter would receive continued vesting of outstanding equity awards upon an involuntary termination not for cause. Following the third anniversary of his employment commencement date, Mr. Porter would receive continued vesting of outstanding equity awards granted prior to 2022 upon any separation of employment not for cause. This clause became effective on August 15, 2021.
(4)	Represents value of RSUs, either with continued vesting following a qualifying termination, or, assuming awards are not assumed or substituted and vesting is accelerated, following a Change in Control.
(5)	Represents target performance with respect to PSUs, either with continued vesting following a qualifying termination, or, assuming awards are not assumed or substituted and vesting is accelerated, following a Change in Control.

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SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth, to the best of our knowledge, the beneficial ownership of our common stock as of the close of business on March 15, 2022 by:

●	Each of the NEOs in the 2021 Summary Compensation Table in this Proxy Statement;
●	Each of our directors;
●	All of our executive officers and directors as a group; and
●	Each person known by us to be the beneficial owner of more than 5% of our common stock.

As of March 15, 2022, we had an aggregate of 73,371,438 shares of common stock outstanding. Unless otherwise indicated, the address of each named person is c/o Maxar Technologies Inc., 1300 West 120th Avenue, Westminster, Colorado 80234. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Common Stock

		Shares
	Shares	Vesting		Percentage
	Beneficially	Within	Total Beneficial	of Class
Name	Owned (1)	60 Days (2)	Ownership (3)	Owned
Daniel L. Jablonsky	276,125	153,994	430,119	*
Howell M. Estes III (4)	39,922	—	39,922	*
Nick S. Cyprus (5)	43,250	—	43,250	*
Roxanne J. Decyk	18,114	—	18,114	*
Joanne O. Isham	24,684	—	24,684	*
C. Robert Kehler (6)	27,954	—	27,954	*
Gilman Louie	3,971	—	3,971	*
L. Roger Mason, Jr.	30,969	—	30,969	*
Heather A. Wilson	—	—	—	*
Eric J. Zahler	29,134	—	29,134	*
Eddy Zervigon	19,006	—	19,006	*
Biggs C. Porter (7)	200,750	139,564	340,314	*
Walter S. Scott (8)	238,996	111,258	350,254	*
Leon Anthony Frazier	110,853	89,006	199,859	*
James C. Lee	42,221	45,419	87,640	*
Officers and Directors, as a group (20 persons) (9)	1,237,795	604,201	1,841,996	2.49%

*Less than 1%.

(1)	Shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. Does not include DSUs deferred as part of the Company’s Deferred Compensation Plan. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table have sole voting and/or investment power with respect to all of the shares of our common stock that they beneficially own, subject to applicable community property laws.
(2)	Number of shares subject to RSUs and PSUs vesting within 60 days after March 15, 2022.
(3)	Includes shares beneficially owned and RSUs and PSUs vesting within 60 days after March 15, 2022. Does not include DSUs deferred as part of the Company’s Deferred Compensation Plan owned by Generals Estes and Kehler, Messrs. Cyprus, Mason and Zahler and Ms. Isham.
(4)	General Estes’s shares reflects a reduction of 39,923 shares for which beneficial ownership was transferred pursuant to a transaction exempt from Section 16 of the Exchange Act.
(5)	Includes 156 shares of common stock owned by Mr. Cyprus’ spouse. Mr. Cyprus disclaims beneficial ownership with regard to these shares.
(6)	Includes 26,854 shares held by the Claude R. Kehler and Marjorie E. Kehler Revocable Trust.
(7)	Includes 99 shares held by the Biggs Cunningham Porter Trust. Mr. Porter disclaims beneficial ownership with regard to these shares. Also reflects the corrected number of shares withheld to cover tax obligations.
(8)	Includes 25,820 shares of common stock registered in the name of Walter S. Scott & Diane R. Scott, Trustees or their Successors in Trust under the Walter and Diane Scott Living Trust, dated March 19, 2000, where Mr. Scott shares voting and investment power with Diane R. Scott.
(9)	Messrs. Johnson, Nord and Robertson and Mmes. Andora and Pittman are included within these totals.

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5% Holders of Common Stock

	Total Beneficial	Percentage of
	Ownership	Class Owned
5% Holders	(#)	(%)
The Vanguard Group (1)	6,351,768	8.66%
BlackRock, Inc. (2)	5,511,471	7.51%

(1)	Based on information supplied by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 10, 2022. According to the Schedule 13G/A, The Vanguard Group, organized in the Commonwealth of Pennsylvania, is an investment advisor. The Vanguard Group has shared power to vote or direct the vote of 59,889 shares of common stock, sole power to dispose or direct the disposition of 6,235,011 shares of common stock and shared power to dispose or to direct the disposition of 116,757 shares of common stock as of December 31, 2021. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(2)	Based on information supplied by Blackrock, Inc. in a Schedule 13G/A filed with the SEC on February 3, 2022. According to the Schedule 13G/A, Blackrock, Inc., a Holding Company organized in the State of Delaware, has sole power to vote or direct the vote of 5,381,831 shares of common stock and sole power to dispose or direct the disposition of 5,511,471 shares of common stock as of December 31, 2021. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5, and amendments thereto filed with the SEC, we believe that for 2021, all required reports were filed on a timely basis under Section 16(a), except for one Form 4 for Mr. E. Jeff Robertson, III, SVP and Chief Internal Operations Officer, with respect to one open market purchase of 888 shares of our common stock on December 17, 2021, and reported on a Form 4 on March 25, 2022.

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EMPLOYEE BENEFIT AND STOCK PLANS

Number of Securities
to be Issued Upon
	Exercise of		Number of
	Outstanding Stock		Securities Remaining
	Settled, Stock	Weighted‑Average	Available for Future
	Appreciation Rights	Exercise Price of	Issuance Under Equity
	and Vesting of	Outstanding Stock	Compensation Plans
	Restricted Share	Settled Stock	(Excluding Securities
	Unit Awards (1)	Appreciation Rights (2)	Reflected in Column 1) (3)
Equity compensation plans approved by stockholders	4,104,402	51.26	7,083,447
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Equity compensation plans approved by stockholders:

Plans include the MacDonald, Dettwiler and Associates Ltd. 2016 Long Term Incentive Plan, the MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan, the Maxar Technologies Ltd. Employee Stock Option Plan, the Omnibus Plan, the 2019 Plan and the Maxar Technologies Inc. Employee Stock Purchase Plan (“ESPP”). Shares available for grant under these plans may, subject to the terms and limits of the applicable plan, be used for any type of award authorized under the plan.

(1)	Includes 876,766 outstanding stock settled SARS, 903,565 outstanding PSUs at target and 2,324,071 outstanding unvested RSUs.
(2)	The weighted average exercise price does not include RSUs or PSUs, which do not have an exercise price.
(3)	Includes 3,069,163 shares available for future issuance under the 2019 Plan as of December 31, 2021 and 4,014,284 shares available under the ESPP as of December 31, 2021. Subject to the limits of the 2019 Plan, the securities available for issuance under the 2019 Plan generally may be used for any type of award authorized under the 2019 Plan including stock options, RSUs, PSUs and stock appreciation rights.

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QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

References in this Proxy Statement and accompanying materials to Internet websites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this Proxy Statement.

Who can attend the Annual Meeting?

We will be hosting the Annual Meeting in a virtual-only meeting format, via live audio webcast at https://virtualshareholdermeeting.com/MAXR2022. You will not be able to attend the Annual Meeting in person. All stockholders of record or beneficial holders of shares of our common stock as of the close of business on March 15, 2022, the record date, are eligible to attend the Annual Meeting.

How can I attend the Annual Meeting?

Stockholders of record or beneficial holders of shares of our common stock at the close of business on the record date may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/MAXR2022 and logging in with the control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials (“Notice”), as applicable. On the day of our Annual Meeting, we recommend that you log into our virtual annual meeting platform at least 15 minutes before the scheduled start time to ensure that you can access the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number displayed on the virtual annual meeting platform on the meeting date. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page. Rules governing the conduct of the annual meeting will be posted on the virtual meeting platform along with an agenda.

Why is the Company holding the Annual Meeting virtually?

We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location and enables us to protect the health and safety of all attendees.

Can I ask questions at the Annual Meeting?

Stockholders will have the opportunity to submit questions during the Annual Meeting by following the instructions on the virtual annual meeting platform. Following the presentation of all proposals at the Annual Meeting, we will answer as many stockholder-submitted questions as time permits. Any questions that we are unable to address during the Annual Meeting will be answered on our website following the Annual Meeting. If we receive substantially similar questions, we will group the questions together and provide a single response to avoid repetition. We will not answer any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste.

How many shares can vote?

Each share of our common stock outstanding, including each unvested share of restricted stock with voting rights, on the record date is entitled to one vote on each of the director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting. As of the close of business on the record date, March 15, 2022, 73,371,438 shares of our common stock were outstanding and entitled to vote.

How can I vote my shares?

Stockholders of Record. If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the "stockholder of record" of those shares. and you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are receiving a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Street Name Holders. If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, your broker, bank or nominee is required to vote those shares in accordance with your instructions. In order to vote your shares, you will need to follow the instructions provided to you by your broker, bank or nominee. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

If you plan to vote at the Annual Meeting, you will be given the opportunity to do so by following the instructions on the Annual Meeting website.

What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 10, 2022 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares. If you hold shares in our 401(k) plan, to allow sufficient time for voting by the plan trustee, please submit your voting instructions by telephone or the Internet by 11:59 p.m. Eastern time on May 8, 2022.

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Who will count the vote?

The Chair of the Annual Meeting will appoint an inspector of election at the Annual Meeting who will count the votes.

How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

If you properly submit a proxy and no instruction is given with respect to one or more of the matters to be voted on at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Company’s Board of Directors on such matters, as follows: “FOR” the election of each of the eleven director nominees under Proposal 1, “FOR” approval, on a non-binding advisory basis, of the executive compensation of our NEOs under Proposal 2 and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm under Proposal 3.

If you hold your shares of common stock in street name through a brokerage account and do not submit voting instructions to your broker, your shares will constitute “broker non-votes” on each of the non-routine matters presented at the Annual Meeting. See below under “How will “broker non-votes” and abstentions be treated?”

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Daniel L. Jablonsky, our President and Chief Executive Officer, Howell M. Estes III, our Chair of the Board and James C. Lee, our SVP, General Counsel and Corporate Secretary and each of them, to vote in his discretion on those matters.

May I revoke my proxy or change my vote?

If you are a stockholder of record, you have the right to change or revoke your previously submitted proxy at any time before your shares are actually voted at the Annual Meeting. If you are a stockholder of record, you may change or revoke your proxy by any of the following:

●	Notifying our Corporate Secretary in writing at 1300 West 120th Avenue, Westminster, Colorado 80234;
●	Signing and returning a later dated proxy card;
●	Submitting a new proxy electronically via the Internet or by telephone; or
●	Voting virtually at the Annual Meeting (please note that virtual attendance at the Annual Meeting will not by itself constitute revocation of a proxy).

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 10, 2022.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee by the deadline provided by such broker, bank or other nominee, or, by attending and voting at the Annual Meeting.

Who will bear the cost of soliciting votes?

The Company will bear all attendant costs of the solicitations of proxies. These costs include the expense of preparing and mailing the Notice, any paper proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, through the Internet or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We may generate other expenses in connection with the solicitation of proxies. We have engaged Georgeson LLC to assist us in the solicitation of proxies. We expect to pay Georgeson LLC approximately $15,000 for these services, plus expenses.

What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

If you receive more than one Notice or set of proxy materials, it probably means your shares are registered differently (for instance, under different names) or are held in more than one account. Please follow the voting instructions on each Notice, proxy card or voting instruction form you receive. You may also submit your proxy or voting instructions electronically or by telephone by following the instructions set forth on each Notice, proxy card or voting instruction form to ensure that all your shares are voted.

What constitutes a quorum?

The holders of a majority of the shares of our common stock outstanding and entitled to vote present in person or represented by proxy will constitute a quorum at the Annual Meeting. Because there were 73,371,438 shares of Common Stock outstanding and entitled to vote as of the record date, we will need holders of at least 36,685,720 shares present in person or by proxy at the Annual Meeting to achieve a quorum.

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What are the voting requirements to approve each of the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed	Effect of Abstentions and Broker Non-Votes

Proposal 1 – The election of eleven director nominees (Howell M. Estes III, Nick S. Cyprus, Roxanne J. Decyk, Joanne O. Isham, Daniel L. Jablonsky, C. Robert Kehler, Gilman Louie, L. Roger Mason. Jr., Heather A. Wilson, Eric J. Zahler and Eddy Zervigon) to the Board of Directors, each for a one-year term expiring at our 2023 Annual Meeting of Stockholders.

	Majority of the votes cast with respect to each nominee.	No	Abstentions and Broker Non-Votes are not counted as votes cast for the purpose of determining the outcome of the vote.
Proposal 2 – Approval, on a non-binding advisory basis, of the executive compensation of our named executive officers.	Majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.	No	Abstentions will have the same effect as a vote “against” the proposal; Broker Non-Votes will have no effect on the outcome of the vote.
Proposal 3 – Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.	Majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.	Yes	Abstentions will have the same effect as a vote “against” the proposal; we do not expect any Broker Non-Votes on Proposal 3.

If any of the director nominees named in Proposal 1, each of whom, is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, any incumbent director who is nominated for election and fails to receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board. In such circumstances, the Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to our Board on whether to accept or reject the resignation or whether other action should be taken. The Board of Directors, taking into account the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, would then act on the resignation and would publicly disclose its decision within 90 days following certification of the election results. The Nominating and Corporate Governance Committee and the Board of Directors may, in making their recommendation or decision, as applicable, consider any factors and other information they consider appropriate and relevant.

How will “broker non-votes” and abstentions be treated?

Broker Non-Votes

If you hold your shares in a brokerage account and do not give voting instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to “routine” items but will not be permitted to vote your shares with respect to “non-routine” items. Proposal 1 and Proposal 2 are considered “non-routine” and Proposal 3 (ratification of the appointment of KPMG) is considered “routine.” Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

Abstentions

A properly executed proxy marked “abstain” will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. With respect to Proposal 1, proxies marked “abstain” with respect to the proposal or a particular director nominee will not be counted as votes cast on the election of such director nominee and therefore will not be counted in determining the outcome of the vote. However, for Proposal 2 and Proposal 3, since abstentions are treated as shares present and entitled to vote on such proposals, proxies marked “abstain” on either of these proposals will have the same effect as a vote “against” such proposal.

How do I obtain a copy of the Annual Report on Form 10-K that Maxar filed with the SEC?

A copy of our most recent Annual Report on Form 10-K has been furnished with the proxy materials and is available for review at www.proxyvote.com. If you desire a paper or email copy of our Annual Report on Form 10-K, we will provide one to you free of charge upon your written request to our Vice President of Investor Relations at 1300 West 120th Avenue, Westminster, Colorado 80234, or you may access it on our Financial Reports page on our website under Investors, Financial Reports, Annual Reports at http://investor.maxar.com.

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2023 STOCKHOLDER PROPOSALS; DIRECTOR NOMINATIONS AND DIRECTOR CANDIDATE RECOMMENDATIONS

2023 Annual Meeting of Stockholders

We anticipate that our 2023 Annual Meeting of Stockholders will be held on or about Wednesday, May 10, 2023. The following are important dates in connection with our 2023 Annual Meeting of Stockholders, each of which is described in more detail below.

Stockholder Action	Submission Deadline
Proposal Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934	No later than December 1, 2022
Nomination of a Candidate Pursuant to our Proxy Access Bylaws	Between November 1, 2022 and December 1, 2023
Nomination of Director or Proposal of Other Business for Consideration Pursuant to our Advance Notice Bylaws	Between January 11, 2023 and February 10, 2023

Proposals to be Included in 2023 Proxy Materials

Any stockholder that desires to have a proposal considered for presentation at our 2023 Annual Meeting of Stockholders, and included in our proxy materials used in connection with our 2023 Annual Meeting of Stockholders, must submit the proposal in writing to our Corporate Secretary so that it is received no later than December 1, 2022. The proposal must also comply with the requirements of Rule 14a-8 under the Exchange Act to be so included.

Proxy Access Nominations

Any stockholder (or group of up to 20 eligible stockholders) meeting our continuous ownership requirements set forth in our Bylaws that wishes to nominate candidates for election to our Board for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders must provide written notice to our Corporate Secretary no earlier than November 1, 2022, nor later than December 1, 2022. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Article II, Section 2.6 of our Bylaws.

Nominations or Proposals Not Included in 2023 Proxy Materials

If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2023 Annual Meeting of Stockholders but not have it included in our proxy materials for the 2023 Annual Meeting of Stockholders, we must receive notice of the proposal or director nomination no earlier than January 11, 2023, and no later than February 10, 2023. If we change the date of our 2023 Annual Meeting of Stockholders to a date that is more than thirty (30) days before or more than sixty (60) days after the first anniversary of this year’s Annual Meeting, however, notice of any proposal or director nomination must instead be delivered not later than the ninetieth (90th) day prior to such date of the 2023 Annual Meeting of Stockholders or, if later, the tenth (10th) day following the day on which we publicly announce the date of our 2023 Annual Meeting of Stockholders. If the notice is not received between these dates or does not satisfy the additional notice requirements set forth in Article II, Section 2.4 of our Bylaws, the notice will be considered untimely and will not be acted upon at our 2023 Annual Meeting of Stockholders. Proposals, nominations and notices should be directed to the attention of the Corporate Secretary, Maxar Technologies Inc., 1300 West 120th Avenue, Westminster, Colorado 80234.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than our nominees at the 2023 Annual Meeting of Stockholders must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than March 12, 2023. If we change the date of the 2023 Annual Meeting of Stockholders by more than 30 days from the date of this year’s Annual Meeting, your written notice must be provided by the later of sixty (60) days prior to the date of the 2023 Annual Meeting of Stockholders or the tenth (10th) day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Recommendations of Director Candidates

Stockholders may also recommend director candidates for our Board’s consideration. The Nominating and Corporate Governance Committee will consider director candidates properly recommended by stockholders in the same manner as recommendations received from other sources. Stockholder recommendations must be submitted in writing to the Chair of the Nominating and Corporate Governance Committee, c/o Maxar Technologies Inc., 1300 West 120th Avenue, Westminster, Colorado 80234, together with the proposed candidate’s name, address, age, appropriate biographical information, descriptions of the candidate’s qualifications and the relationship, if any, to the recommending stockholder, together with any other information about the stockholder and the candidate that would otherwise be required pursuant to our Bylaws if the stockholder was nominating the candidate for election to our Board at an annual meeting of stockholders. See above under “Nominations or Proposals Not Included in 2023 Proxy Materials”. Stockholders who would like to recommend a candidate for consideration by our Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of the annual meeting.

69

ADDITIONAL INFORMATION AND OTHER MATTERS

Other Business

Management does not intend to bring any business before the Annual Meeting other than the proposals described in this Proxy Statement. No other matter or nomination for director has been timely submitted to the Company in accordance with the provisions of the Company’s Bylaws. If, however, any other matters properly come before the Annual Meeting, it is intended that the proxyholders will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

Additional Information

Delivery of Documents to Security Holders Sharing an Address. The SEC’s rules permit the Company to deliver a single set of Annual Meeting materials to one address shared by two or more of the Company’s stockholders. The Company has delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless the Company received contrary instructions from the affected stockholders prior to the mailing date. The Company will promptly deliver, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or Annual Report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge at the above phone number or address.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, or require additional copies of the Proxy Statement or Annual Report.

You may also contact our proxy solicitor at:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

We file annual, quarterly and special reports, proxy statement and other information with the SEC. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov and on our website at www.maxar.com. The information on these websites is not incorporated by reference in this Proxy Statement.

By Authorization of the Board of Directors:

James C. Lee SVP, General Counsel and Corporate Secretary

70

SUPPLEMENTAL INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, Corporate Adjusted EBITDA and Corporate Free Cash Flows.

We define EBITDA as earnings before interest, taxes, depreciation and amortization and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, insurance recoveries, gain (loss) on sale of assets, CEO severance, (gain) loss on orbitals receivables allowance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.

We also use certain non-GAAP financial measures for short-term incentive plan (STIP) purposes including Corporate Adjusted EBITDA and Corporate Free Cash Flow. We define Corporate Adjusted EBITDA as Adjusted EBITDA with adjustments for certain items affecting comparability including stock-based compensation expense and foreign exchange. We define Corporate Free Cash Flow as U.S. GAAP Cash Flow from Operations, adjusted for capital expenditures and other non-operational items by exception, with approval of the Compensation Committee.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business and the comparison of our operating results against analyst financial models and operating results of other public companies.

The table below reconciles our net income to Adjusted EBITDA and Corporate Adjusted EBITDA for the year-end December 31, 2021:

Year Ended
December 31,
2021 ($)
($millions)
Net income	46
Income tax benefit	(13)
Interest expense, net	151
Interest income	(3)
Depreciation and amortization	290
EBITDA	471
Restructuring	2
Transaction and integration expense	1
Gain on orbital receivables allowance	(49)
Insurance recovery	(1)
Total Adjusted EBITDA	424
Stock-based compensation expense	45
Foreign exchange	3
Corporate Adjusted EBITDA	472

The table below reconciles cash provided by operating activities from continuing operations to Corporate Free Cash Flow for the year-end December 31, 2021:

Year Ended
December 31,
2021 ($)
Cash provided by operating activities - continuing operations	294
Purchase of property, plant and equipment and development or purchase of software	(234)
Corporate Free Cash Flow	60

71

MAXAR TECHNOLOGIES INC. 1300 W. 120TH AVE WESTMINSTER, CO 80234 SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/MAXR2022You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions provided when you log in to the virtual meeting platform.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your votinginstructionsupuntil 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71712-P68600 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYMAXAR TECHNOLOGIES INC.The Board of Directors recommends a vote FOR each of the nominees listed:1.Election of Directors:Nominees:ForAgainstAbstain1a.Howell M. Estes III 1b. Nick S. Cyprus 1c. Roxanne J. Decyk 1d.Joanne O. Isham1e.Daniel L. JablonskyC. Robert Kehler1g. Gilman Louie1h. L. Roger Mason, Jr. 1i.Heather A. Wilson 1j. Eric J. Zahler1k. Eddy ZervigonThe Board of Directors recommends a vote FOR proposals 2 and 3.2. To approve, on a non-binding advisory basis, the executive compensation of the Company's named executive officers.3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022.NOTE: At their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.ForAgainstAbstainPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]Signature (Joint Owners)DateDate

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The 2021 Annual Report, Notice and Proxy Statement are available at www.proxyvote.com

D71713-P68600

MAXAR TECHNOLOGIES INC.
2022 Annual Meeting of Stockholders
May 11, 2022 2:00 PM MT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Howell M. Estes III, Daniel L. Jablonsky or James C. Lee, or each of them, each with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2022 Annual Meeting of Stockholders of Maxar Technologies Inc., to be held virtually via the internet at www.virtualshareholdermeeting.com/MAXR2022, on May 11, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as indicated on this proxy card. If no such directions are indicated, this proxy will be voted FOR the election of each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Continued and to be signed on reverse side

VIEW MATERIALS & VOTE w SCAN TO MAXAR TECHNOLOGIES INC. 1300 W. 120TH AVE WESTMINSTER, CO 80234 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MAXR2022 You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions provided when you log in to the virtual meeting platform. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71712-P68600 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MAXAR TECHNOLOGIES INC. The Board of Directors recommends a vote FOR each of the nominees listed: 1. Election of Directors: Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Howell M. Estes III The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 1b. Nick S. Cyprus 2. To approve, on a non-binding advisory basis, the executive compensation of the Company's named executive officers. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022. 1c. Roxanne J. Decyk 3. 1d. Joanne O. Isham NOTE: At their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof. 1e. Daniel L. Jablonsky 1f. C. Robert Kehler 1g. Gilman Louie 1h. L. Roger Mason, Jr. 1i. Heather A. Wilson 1j. Eric J. Zahler 1k. Eddy Zervigon Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date